                                                  Filed pursuant to Rule 424B(1)

                                                 550,000 UNITS

                   [LOGO]
                                            THE ORLANDO PREDATORS
                                             ENTERTAINMENT, INC.
                               -----------------

    The Orlando Predators Entertainment, Inc. (the "Company") is offering (the "Offering") through First Midwest Securities, Inc. as the lead managing underwriter and the representative (the "Representative") of the underwriters herein named (the "Underwriters") and Berry-Shino Securities, Inc. as co-managing underwriter ("Co-Manager") 550,000 units of the Company's securities ("Unit(s)"), each Unit consisting of two shares of no par value Class A common stock ("Class A Common Stock") and one redeemable Class A common stock purchase warrant ("Warrant(s)") at a purchase price of $10.00 per Unit. The Class A Common Stock and Warrants are separately transferable as of the date of the Prospectus and will not trade as Units. Each Warrant is exercisable to purchase one share of Class A Common Stock at $7.50 per share for a period of five years from the date hereof and may be redeemed by the Company for $.01 per Warrant on 30 days' written notice to the Warrantholders if the closing price of the Class A Common Stock on the NASDAQ SmallCap Market ("NASDAQ") is at least $7.50 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption. The Unit price and Warrant exercise price have been determined by negotiations between the Company and the Representative and such prices are not necessarily related to the Company's financial condition, net worth or other established criteria of value. For a description of the factors considered in determining the Unit price and the Warrant exercise price, see "Risk Factors" and "Underwriting."

    There is no trading market for the Class A Common Stock and Warrants and there can be no assurance that a trading market will develop in these securities upon completion of the Offering. The Company has applied to list the Class A Common Stock and Warrants on NASDAQ under the symbols "PRED" and "PREDW," respectively.

    This Prospectus also covers the sale of 250,000 shares of Class A Common Stock which may be sold from time to time in open market transactions at prevailing prices by two stockholders (the "Selling Stockholders"). All registration expenses associated with the sale of the Selling Stockholders' shares (excluding sales commissions) will be paid by the Company. See "Selling Stockholders."
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION ("COMMISSION") OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."

    The Units are offered on a "firm commitment" basis by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of certificates representing the Common Stock and Warrants will be made against payment therefor in Milwaukee, Wisconsin, on or about three business days from the date hereof.

                                                                            UNDERWRITING
                                                                           DISCOUNTS AND        PROCEEDS TO
                                                      PRICE TO PUBLIC      COMMISSIONS(1)      COMPANY(2)(3)
Per Unit...........................................        $10.00               1.00               $9.00
Total(3)...........................................      $5,500,000           $550,000           $4,950,000

(1) Excludes (i) a nonaccountable expense allowance payable to the Representative of $165,000 ($189,750 if the Overallotment Option is exercised) equal to 3% of the gross proceeds of the Offering, and (ii) the issuance of warrants to the Representative (the "Representative's Unit Warrant") to purchase up to 55,000 Units at $12.00 per Unit at any time after 12 months from the date hereof and for a period of four years thereafter. The Company has granted certain antidilution and registration rights with respect to the Units underlying the Representative's Unit Warrant and has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). See "Underwriting."

(2) Before deducting costs of the Offering estimated to be $300,000, excluding the Representative's nonaccountable expense allowance.

(3) Assumes no exercise of the Representative's option, exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 82,500 Units on the same terms as the Units offered hereby solely to cover overallotments, if any (the "Overallotment Option"). If the Overallotment Option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,325,000, $632,500 and $5,692,500, respectively. See "Underwriting."

                         ------------------------------

FIRST MIDWEST SECURITIES, INC.
                                                    BERRY-SHINO SECURITIES, INC.

          (414)778-1091
                                                         (602)996-2900

               THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 1997.

    The Company will furnish annual reports to its stockholders which will include audited financial statements. The Company may also furnish to its stockholders quarterly financial statements and such other reports as may be authorized by its Board of Directors. See "Available Information."

    Certain persons participating in this Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock and Warrants, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of a penalty bid in connection with the Offering. For a description of these activities, see "Underwriting."

                            FOR CALIFORNIA RESIDENTS

    Investment in the securities of the Company described in this Prospectus by California investors is expressly limited to investors who have an adjusted gross income of at least $65,000 for the calendar year ended December 31, 1996 and an equal amount of adjusted gross income anticipated for the calendar year ended December 31, 1997, together with a minimum of $250,000 of liquid net worth (excluding home, home furnishings and automobile). In the event the California investor does not have an adjusted gross income of $65,000 and liquid net worth of $250,000, such investor may nevertheless purchase the Company's securities if he or she has (i) a liquid net worth of $500,000 or more, (ii) $1,000,000 or more of total net worth, or (iii) $200,000 of gross annual income for the year ended December 31, 1996 and an equal amount of gross annual income anticipated for the year ending December 31, 1997.

                     [PICTURE OF PREDATOR FOOTBALL PLAYER]

                            NUMBER OF TV HOUSEHOLDS
                        IN ARENA FOOTBALL LEAGUE CITIES

                                1994  11,000,000
                                1995  13,000,000
                                1996  20,000,000
                                1997  27,500,000

                       [PICTURE OF ORLANDO ARENA DURING A
                            PREDATOR FOOTBALL GAME]

       ARENA FOOTBALL TEAM GROWTH               LEAGUE ATTENDANCE GROWTH
                                                     (APPROXIMATE)

                1987 -4                                 1989     150,000
                1989 -5                                 1991     500,000
                1991 -8                                 1993     800,000
                1993 -10                                1994     875,000
                1995 -13                                1995     950,000
                1997 -14                                1996   1,110,000
       16 TEAMS SCHEDULED TO PLAY
           IN THE 1998 SEASON

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL SHARE AND OTHER INFORMATION IN THIS PROSPECTUS REFLECT A 1,380 SHARES FOR ONE SHARE FORWARD STOCK SPLIT APPROVED BY THE COMPANY'S STOCKHOLDERS IN JUNE 1997. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVERALLOTMENT OPTION. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH MAY INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

INTRODUCTION

    The Orlando Predators Entertainment, Inc. (the "Company") was formed in March 1997 to acquire, own and operate the Orlando Predators (the "Predators" or the "team"), a professional Arena Football team of the Arena Football League (the "AFL" or the "League"). The AFL is a nonprofit membership corporation organized to govern the Arena Football teams which comprise the League and to sell team memberships ("Memberships") in major United States markets. In February 1997, The Monolith Limited Partnership ("Monolith") and Alan N. Gagleard ("Gagleard") purchased the Predators from the Orlando Predators, Ltd. ("OPL"), a non-affiliated Florida limited partnership which had owned and operated the Predators since the team's inception in January 1991. Between March and May 1997, Monolith and Gagleard organized the Company and transferred ownership of the Predators to the Company in exchange for the issuance by the Company of an aggregate of 1,380,000 shares of its Common Stock and the issuance of two promissory notes bearing interest at 8% totalling $1,400,000 payable to Monolith and Gagleard due the earlier of December 31, 1998 or the closing of the Offering. See "Use of Proceeds" and "Certain Transactions."

    The Company derives substantially all of its revenue from the Arena Football operations of the Predators. This revenue is primarily generated from (i) the sale of tickets to the Predators' home games, (ii) the sale of advertising and promotions to Predator sponsors, (iii) the sale of local and regional broadcast rights to Predators' games, (iv) the Predators' share of contracts with national broadcast organizations and expansion team fees paid through the AFL, and (v) the sale of merchandise carrying the Predators' logos.

    The Predators commenced play in the AFL's 1991 season. Having completed its seventh season, the team has played in the Arena Bowl for the AFL championship on three occasions. The Predators reported the highest average AFL per game attendance for the 1995 and 1996 seasons and hold the fifth best all time won-lost record among 27 current and former AFL teams.

    The Company's strategy is to increase revenue by (i) increasing fan attendance at Predators' home games, (ii) expanding the Predators' advertising and sponsorship base, and (iii) contracting with additional local and regional broadcasters to broadcast Predators' games. The Company believes that this strategy will also increase the market value of the Company's AFL team, should the Company elect to sell the team in the future.

ARENA FOOTBALL AND THE ARENA FOOTBALL LEAGUE

    Arena Football is played in an indoor arena on a padded 50 yard long football field using eight players on the field for each team. Most of the game rules are similar to college or other professional football league rules with certain exceptions intended to make the game faster and more exciting. See "Arena Football--Rules of Arena Football."

    The first Arena Football game was played on April 26, 1986 and the AFL's first season commenced in 1987. Between 1987 and 1997, the League grew from four teams to 14 teams with teams in Grand Rapids and Buffalo expected to begin play in 1998 and 1999, respectively. Announced game attendance by the 14 AFL teams exceeded 1,050,000 in the 1997 season and game broadcasts include local, regional, ESPN and ESPN 2 coverage. See "Arena Football."

    The Company's principal executive offices are located at 20 North Orange Avenue, Suite 101, Orlando, Florida 32801 and its telephone number is (407) 648-4444. The Company was incorporated in Florida in March 1997.

                                  THE OFFERING

Securities offered............................  550,000 Units, each Unit consisting of two shares of Class A Common Stock and one
                                                Warrant

Offering price................................  $10.00 per Unit

Class A Common Stock outstanding prior to
  the Offering(1).............................  1,380,000 shares

Class A Common Stock outstanding after
  the Offering(2).............................  2,480,000 shares

Description of the Warrants...................  Each Warrant is exercisable to purchase one share of Class A Common Stock at $7.50 per
                                                share for a period of five years from the
                                                date hereof and may be redeemed by the
                                                Company for $.01 per Warrant on 30 days'
                                                written notice to the Warrantholders if the
                                                closing price of the Class A Common Stock on
                                                NASDAQ is at least $7.50 per share for 20
                                                consecutive trading days ending not earlier
                                                than five days before the Warrants are
                                                called for redemption.

Use of proceeds...............................  Repayment of debt, payment of accounts payable, marketing expenses and working
                                                capital. See "Use of Proceeds."

NASDAQ symbols................................  PRED (Common Stock)
                                                PREDW (Warrants)

Transfer and Warrant Agent....................  Corporate Stock Transfer, Inc.

------------------------

(1) Does not include 1,000 shares of Class B Common Stock each share of which votes the equivalent of 10,000 shares of Class A Common Stock. See "Description of Securities--Class A and Class B Common Stock.

(2) Does not include shares issuable upon exercise of (i) the Warrants, the Overallotment Option and the Representative's Unit Warrant or (ii) 138,000 stock options issued under the Company's 1997 Employee Stock Option Plan. See "Dilution," "Capitalization" and "Management--1997 Employee Stock Option Plan."

                         SUMMARY FINANCIAL INFORMATION

    The following tables set forth certain summary financial data of the Company. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements included elsewhere in this Prospectus. The summary financial data as of December 31, 1996 and 1995 and March 31, 1997, and for the years ended December 31, 1996 and 1995 and for the period February 14 through March 31, 1997, have been derived from the Company's financial statements, which have been audited by AJ. Robbins, P.C., independent certified public accountants, and are included elsewhere in this Prospectus. Interim data for the pro forma nine months ended September 30, 1997 and for the pro forma year ended December 31, 1996 have been derived from unaudited pro forma financial statements which are also included herein. Interim data as of September 30, 1997 and for the period February 14 through September 30, 1997 has been derived from the unaudited financial statements which are also included herein. The results of operations for the pro forma nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997.

                                NINE MONTHS                                                        YEARS ENDED DECEMBER 31,
                                   ENDED                                              YEAR ENDED
                                                                    FEBRUARY 14,                   ------------------------
                                                                        1997-
                                                                   MARCH 31, 1997                     1996         1995
                               SEPTEMBER 30,  FEBRUARY 14, 1997-  -----------------  DECEMBER 31,  -----------  -----------
                                  1997(1)     SEPTEMBER 30, 1997                       1996(1)
                               -------------  ------------------                     ------------
                                 PRO FORMA        UNAUDITED                           PRO FORMA
                                 UNAUDITED                                            UNAUDITED
STATEMENT OF OPERATIONS DATA:
  Revenue....................   $ 2,660,566      $  2,660,566        $   --           $2,889,383   $ 2,889,383  $ 2,651,577
  Net (loss).................      (550,260)         (545,748)           (77,522)       (609,923)     (561,307)    (653,506)
  Weighted average shares
    outstanding..............     2,480,000         1,380,000          1,380,000       2,480,000     1,380,000    1,380,000
  Net loss per share.........   $      (.22)     $       (.40)       $      (.06)     $     (.25)  $      (.41) $      (.47)

                                                                                                          AS
                                                                                         HISTORICAL   ADJUSTED(2)
                                                                                         -----------  -----------
BALANCE SHEET DATA AT SEPTEMBER 30, 1997 (UNAUDITED):
  Working capital (deficit)............................................................  $(2,534,028)  $1,950,972
  Total assets.........................................................................    2,722,402   4,864,432
  Total liabilities....................................................................    2,780,354     437,384
  Stockholders' equity (deficit).......................................................  $   (57,952)  $4,427,048

--------------------------

(1) As adjusted to reflect the acquisition of the Predators by the Company and the completion of the Offering, assuming the transactions had occurred and were completed at the beginning of the periods presented.

(2) As adjusted to reflect the sale of 550,000 Units offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the securities offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

    HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS. The Company has not generated any earnings to date and has incurred net losses of approximately $550,260, $561,307 and $653,506 for the pro forma nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. There can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

    DEFICIT IN WORKING CAPITAL AND NET TANGIBLE BOOK VALUE. At September 30, 1997, the Company had a deficit in working capital of $2,534,028 and a deficit in net tangible book value of $1.56 per share. In the event the Offering is not completed, the Company may be required to obtain other equity or debt financing or significantly curtail its operations. See "Financial Statements."

    SIGNIFICANT COMPETITION. The Predators compete for sports entertainment dollars not only with other professional sports teams but also with college teams and other sports-related entertainment. During parts of the AFL season, the Predators compete for attendance and fan support in Orlando with a professional basketball team and in Florida with professional hockey and baseball teams. In addition, the colleges and universities in central Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Predators also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in central Florida. On a broader scale, AFL teams compete with football teams fielded by high schools and colleges, the National Football League ("NFL"), the Canadian Football League and the World Football League. See "Business-- Competition."

    NEED FOR ADDITIONAL CAPITAL. The continuing operations of the Company's business may require substantial capital infusions on a continuing basis. The Company intends to use the net proceeds of the Offering and any cash flow from operations to finance its operations. Whether or when the Company can achieve cash flow levels sufficient to support its operations cannot be accurately predicted. Unless such cash flow levels are achieved, the Company will require borrowings, the sale of debt or equity securities or some combination thereof, to provide funding for its operations. In the event the Company cannot generate sufficient cash flow from its operations, and is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition and results of operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Financial Statements."

    EXPIRATION OF ORLANDO ARENA LEASE. The Predators play all of their home games at the Orlando Arena under a lease which expired at the conclusion of the 1997 AFL season. Although the Company has negotiated a new lease for the Orlando Arena the lease is subject to approval by the Orlando City Council of which there can be no assurance. The loss of the Orlando Arena lease would substantially and adversely affect the operations of the Predators and the Company. See "Business--Orlando Arena."

    OFFERING TO BENEFIT INSIDERS. The Company intends to use 52.2% of the net proceeds of the Offering to repay promissory notes in the amounts of $2,157,537 and $120,291, respectively, plus interest due to Monolith, a principal stockholder of the Company, and Gagleard, a 7.5% stockholder and director of the Company. See "Use of Proceeds" and "Certain Transactions."

    SUBSTANTIAL AMOUNT OF PROCEEDS ALLOCATED FOR UNSPECIFIED ACQUISITIONS. The Company has allocated $1,742,030 of the net proceeds of the Offering (38.9%) for working capital, including $1,000,000 which may be used to acquire entertainment companies or businesses related to the Company's Arena Football operations. There are no current negotiations, understandings or agreements to acquire any such companies and there can be no assurance that any acquisition agreement will be reached with anyone. Accordingly, the Company will have broad discretion in how it applies a significant portion of the net proceeds of the Offering and the investors in the Offering will have no influence or control over the ultimate disposition of such net proceeds. See "Use of Proceeds."

    BUSINESS CONCENTRATION. Upon completion of the Offering, the business of the Company will be limited to the ownership and operation of the Predators, and therefore, the Company will continue to rely upon the Predators for all of its revenues and profits, if any. See "Use of Proceeds" and "Business."

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the continued services of William G. Meris, its Chairman, Jack Youngblood, its President, and Alex S. Narushka, its Chief Financial Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company does not have employment agreements with Messrs. Meris or Narushka nor does it carry key man life insurance on the lives of any executive officers. See "Management--Executive Officers and Directors."

    DEPENDENCE ON COMPETITIVE SUCCESS OF THE PREDATORS. The financial results of the Company depend in part upon the Predators continuing to achieve game winning success in the AFL. By achieving and maintaining such success, the Predators expect to (i) generate greater fan enthusiasm, resulting in higher ticket and merchandise sales throughout the regular season and (ii) capture greater shares of local television and radio audiences. Moreover, failure to participate in the AFL playoffs will deprive the Predators of additional revenue which results from sales of tickets for home playoff games and from media contracts. Revenue is significantly adversely affected by a poor game winning performance, especially involving losses of home games. See "Business--Performance."

    POSSIBLE INCREASES IN PLAYERS' SALARIES. Although AFL player salaries are considered small compared to other professional sports teams, there can be no assurance that such salaries will not increase significantly in the future, thereby increasing the Company's operating expenses and adversely affecting its financial condition and results of operations.

    DEPENDENCE ON TALENTED PLAYERS. The success of the Predators depends, in part, upon the team's ability to attract and retain talented players. The Predators compete with other AFL teams as well as teams fielded by the National Football League, the Canadian Football League and the World Football League, among others, for available players. There can be no assurance that the Predators will be able to retain players upon expiration of their contracts or obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Predators are able to obtain and retain players who have had previously successful football careers, there can be no assurance of the quality of their performance for the Predators. See "Business--Players."

    SEASONALITY. The AFL season begins during April and ends during August. As a result, the Company realizes a significant portion of its revenues and incurs a significant portion of its expenses during that period.

    ABSENCE OF INSURANCE; RISK OF INJURIES. Player contracts generally provide that a player is entitled to receive his salary even if, as a result of injuries sustained from Arena Football-related activities during the course of his employment, he is unable to play. Although the Company carries occupational health, accidental death and disability insurance of up to $500,000 per player, the Company is required to pay the first $35,000 of loss for each player up to an aggregate loss of $465,000. Payment of the these insurance premiums as well as payments which must be made directly to injured players could have an adverse effect upon the Company's financial condition and results of operations. See "Business--Players."

    RISKS ASSOCIATED WITH AFL MEMBERSHIP. Under its membership agreement with the AFL, the Predators and other members of the AFL are generally liable on a pro rata basis for the debts and obligations of the AFL. Any failure of other members of the AFL to pay their pro rata share of any such debts or obligations could adversely affect the Predators by requiring additional payments to be made by the Company on behalf of failing or defaulting teams. The success of the AFL and its members depends in part on the competitiveness of the teams in the AFL and their ability to maintain fiscally sound operations. Certain AFL teams have encountered financial difficulties, and there can be no assurance that the AFL and its respective members will continue to operate. If the AFL is unable to continue operations, the Predators and the other teams forming the AFL would be unable to continue their own operations. In addition, the Predators and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Charter and Bylaws of the AFL, national television contracts and the AFL Membership Agreement. Any change to the rules, regulations and agreements adopted by the AFL will be binding upon the Predators and their personnel, regardless of whether the Predators agree with such changes, and it is possible that any such change could adversely affect the Predators. See "Arena Football."

    POSSIBILITY OF INCREASED COMPETITION AS A RESULT OF AFL EXPANSION. It is currently anticipated that the AFL will add additional teams in the future. In fact, at least two expansion teams are expected to begin AFL play in the 1998 and 1999 seasons. While such expansion affords the AFL the opportunity to enter new markets and increase revenues, it also increases the competition for talented players among AFL teams. Expansion teams are permitted to select in an expansion draft certain unprotected players playing for existing AFL teams. There can be no assurance that the Predators will be able to retain all of the team's key players in the event of an expansion draft or that the rules regarding the expansion draft will not change to the detriment of the Predators. In addition, to the extent the AFL teams share equally in the revenue generated from national television contracts and sale of AFL merchandise, the Company may receive less revenue from the AFL as the result of League expansion.

    UNCERTAINTIES REGARDING RENEWAL OF BROADCAST CONTRACTS; LACK OF
REVENUES. The AFL's contracts with ESPN and ESPN 2 for the national broadcast of certain AFL games in the United States expired at the end of the 1997 season. A percentage of the revenue generated from those contracts and any future national or network media contracts after payment of AFL expenses, has and will be divided equally among the members of the AFL. There can be no assurance that ESPN, ESPN 2 or any other national broadcaster will enter into any broadcast contracts with the AFL. For the years ended December 31, 1995 and 1996, the Company did not receive any revenue from the AFL because revenue was offset by League expenses due from the AFL teams.

    Further, the Company's television and radio contracts for the local broadcast of the Predators pre-season, regular season and certain post-season games also expired at the end of the 1997 season. The failure to renew local television or radio contracts would have a material adverse effect on the Company. See "Business--Current Operations."

    CONTROL BY PRINCIPAL STOCKHOLDER; AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK; PREVENTION OF CHANGES IN CONTROL. Upon completion of the Offering, Monolith will own approximately 1,276,500 shares (51%) of the issued and outstanding shares of Class A Common Stock and 925 shares (92.5%) of the issued and outstanding Class B Common Stock. Since each share of Class B Common Stock votes the equivalent of 10,000 shares of Class A Common Stock, Monolith will continue to elect all of the Company's directors and control the affairs of the Company. The Class B Common Stock was issued to Monolith in order to satisfy the control requirements of the AFL. The Company's Articles of Incorporation authorize the issuance of up to 1,500,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Class A Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Class A Common Stock may result in a decrease in the value or market price of the Class A Common Stock and could further be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. See "Principal Stockholders" and "Description of Securities."

    LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public trading market for the Units, Class A Common Stock or Warrants. The Offering price of the Units and exercise price of the Warrants were determined by negotiations between the Company and the Representative and do not necessarily bear any relationship to recognized criteria for the valuation of such securities. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop or continue after the Offering or, if such a market develops, that the market prices of the component securities will exceed the Unit price. See "Underwriting."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The Offering involves an immediate and substantial dilution of $4.02 per share of Class A Common Stock, or an 80% reduction between the Offering price of $5.00 per share of Class A Common Stock (ascribing no value to the Warrants included in the Units) and the net tangible book value of $.98 per share of Class A Common Stock upon completion of the Offering, assuming no exercise of the Warrants, the Overallotment Option, the Representative's Unit Warrant or other outstanding stock options. See "Dilution."

    NO DIVIDENDS. The Company has not paid any dividends on its Class A Common Stock and does not intend to pay dividends in the foreseeable future. See "Description of Securities--Dividends."

    POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Class A Common Stock and Warrants following the Offering may be highly volatile, as has been the case recently with the securities of other companies completing initial public offerings. Factors such as the Company's operating results, its win/loss record or public announcements by the Company or its competitors may have a significant effect on the market price of the securities. In addition, market prices for the securities of many small capitalization companies have experienced wide fluctuations due to variations in quarterly operating results, general economic conditions and other factors beyond the Company's control.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Class A Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price of the securities offered hereby. Following the Offering, all 1,100,000 shares of Class A Common Stock and 550,000 Warrants offered hereby, together with the 250,000 Class A shares registered hereby on behalf of the Selling Stockholders, may be purchased and sold in the open market without restriction or further registration under the 1933 Act. The remaining 1,130,000 shares of Class A Common Stock are "restricted securities" as that term is defined under Rule 144 of the 1933 Act, and are eligible for resale in March 1998. However, all of the Company's stockholders (holding an aggregate of 1,380,000 shares) have agreed, pursuant to lock-up agreements with the Representative, not to sell or otherwise dispose of any of their shares of Class A Common Stock (including the 250,000 shares registered hereby on behalf of the Selling Stockholders) for a period of 12 months from the date of this Prospectus without the prior written consent of the Representative. There are no arrangements, agreements or understandings with respect to a release of the lock-up agreements and it is not the Representative's general policy to grant such a release. Nevertheless, the Representative will consider requests for such releases on an individual basis and may in the future grant such requests. See "Description of Securities--Class A Common Stock Eligible for Future Sale" and "Underwriting."

    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant amount of the Class A Common Stock and Warrants offered hereby may be sold to customers of the Representative and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of these securities through or with the Underwriters. Although it has no obligation to do so, the Representative intends to make a market or otherwise effect transactions in the securities, although this market-making activity may terminate at any time. The Representative may exert a dominating influence on the market, if one develops, for the securities. The price and liquidity of the securities may be significantly affected by the degree, if any, of the Underwriters' participation in such market. See "Underwriting."

    LIMITATIONS ON LIABILITY OF DIRECTORS. The Company's Bylaws substantially limit the liability of the Company's directors to the Company and its stockholders for breach of fiduciary or other duties to the Company. See "Description of Securities--Limitation on Liabilities."

    REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company under certain circumstances upon 30 days' written notice to the Warrantholders at $.01 per Warrant. In such event, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. Any Warrants not exercised by that time will cease to be exercisable, and the holders will be entitled only to the redemption price, which is likely to be substantially less than the market value of the Warrants. Accordingly, such redemption could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it might be disadvantageous for them to do so or sell the Warrants at the then market price when they might otherwise prefer to hold the Warrants. See "Description of Securities--Warrants."

    NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES OF CLASS A COMMON STOCK UNDERLYING THE WARRANTS. The Warrants are not convertible or exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Class A Common Stock issuable upon exercise of the Warrants and such shares of Class A Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the holders of such Warrants. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws. See "Description of Securities--Warrants."

    The Class A Common Stock and the Warrants, which comprise the Units, are detachable and separately transferable as of the date hereof. Purchasers of the Warrants may reside in jurisdictions in which the shares of Class A Common Stock underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, the Company might be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until such shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from qualification exists in such jurisdiction. Accordingly, Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible, or allow them to expire unexercised. See "Description of Securities--Warrants."

    NO ASSURANCE AS TO FUTURE RESULTS. Prospective purchasers of the Units should carefully consider the information contained in this Prospectus before making an investment in the Units. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Business--Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. Many factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

    LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES. The Company has applied for listing on the Nasdaq SmallCap Market and believes it meets the recently adopted standards for such listing which require: (i) net tangible assets of $4 million, (ii) a public float of one million shares, (iii) a market value of the public float of $5 million, (iv) three market makers, (v) a minimum $4.00 bid price per share of common stock and (vi) at least 300 shareholders.

    Nasdaq also adopted new criteria for continued Nasdaq SmallCap Market eligibility. In order to continue to be included on the Nasdaq SmallCap Market (thereby exempting a company from the "penny stock" regulations described below), a company must maintain (i) at least two market makers, (ii) 300 holders of its common stock, (iii) a minimum bid price of $1.00 per share of common stock, (iv) net tangible assets of $2 million (unless the Company had net income of $500,000 in two of the last three years or a market capitalization of $35 million), (v) 500,000 shares in the public float and (vi) a market value of the public float of $1 million. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of its securities on the Nasdaq SmallCap Market. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.

    DISCLOSURE RELATED TO PENNY STOCKS. The Commission has adopted rules that define a "penny stock" as equity securities priced at under $5.00 per share which are not listed for trading on Nasdaq (unless (i) the issuer has a net worth of $2 million if in business for more than three years or $5 million if in business for less than three years or (ii) the issuer has had average annual revenues of $6 million or more for the prior three years). In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities and
(ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from affecting transactions in penny stocks, which could reduce the liquidity of such securities.

                                    DILUTION

    At September 30, 1997, the net tangible book value (deficit) of the Company's Class A Common Stock was $(2,159,326), or $(1.56) per share. Net tangible book value (deficit) per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Class A Common Stock outstanding. Without taking into account any changes in net tangible book value after September 30, 1997, other than to give effect to the sale by the Company of the 550,000 Units offered hereby, less underwriting discounts and commissions and estimated costs of the Offering, the net tangible book value of the Company at September 30, 1997 would have been $2,427,318, or approximately $.98 per share. This represents an immediate increase in net tangible book value of $2.54 per share of Class A Common Stock to existing stockholders and an immediate dilution of $4.02 per share to new stockholders. "Dilution" per share represents the difference between the price to be paid by the new stockholders of $5.00 per share (ascribing no value to the Warrants included in the Units) and the net tangible book value per share of Class A Common Stock immediately after the Offering.

    The preceding discussion is illustrated in the following table:

Public offering price per share of Class A Common Stock
  included in the Units......................................             $    5.00
  Net tangible book value (deficit) per share of Class A
    Common Stock before the Offering.........................  $   (1.56)
  Increase in net tangible book value per share of Class A
    Common Stock attributable to new investors purchasing in
    the Offering.............................................  $    2.54
Net tangible book value per share of Class A Common Stock
  after the Offering.........................................             $     .98
                                                                          ---------
Dilution of net tangible book value per share of Class A
  Common Stock to new investors..............................             $    4.02
                                                                          ---------
                                                                          ---------

    The following table sets forth the number of shares of Class A Common Stock purchased, the total consideration and the average price per share paid by existing stockholders of the Company as of September 30, 1997, and by new investors purchasing the shares of Class A Common Stock included in the Units offered hereby:

                                                                                      TOTAL CONSIDERATION
                                                     SHARES PURCHASED      ------------------------------------------
                                                  -----------------------                              AVERAGE PRICE
                                                    NUMBER    PERCENTAGE      AMOUNT     PERCENTAGE      PER SHARE
                                                  ----------  -----------  ------------  -----------  ---------------
New investors...................................   1,100,000        44.3%  $  5,500,000        91.9%     $    5.00
Existing stockholders...........................   1,380,000        55.7%  $    487,796         8.1%     $     .35
                                                  ----------       -----   ------------       -----
  Totals........................................   2,480,000       100.0%  $  5,987,796       100.0%
                                                  ----------       -----   ------------       -----
                                                  ----------       -----   ------------       -----

    The preceding discussion and tables do not include shares issuable upon exercise of (i) the Warrants, the Overallotment Option and the Representative's Unit Warrant or (ii) 138,000 stock options issued under the Company's 1997 Employee Stock Option Plan. See "Capitalization" and "Management--1997 Employee Stock Option Plan."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1997, and as adjusted to give effect to the sale by the Company of the 550,000 Units offered hereby and application of the estimated net proceeds, without giving effect to the exercise of (i) the Warrants, the Overallotment Option and the Representative's Unit Warrant or (ii) 138,000 stock options issued under the Company's 1997 Employee Stock Option Plan or (iii) the issuance of 1,000 shares of Class B Common Stock subsequent to September 30, 1997. See "Use of Proceeds" and "Description of Securities."

                                                                                   PRO FORMA
                                                                     HISTORICAL   AS ADJUSTED
                                                                     -----------  ------------
Stockholders' equity
  Preferred Stock, no par value, 1,500,000 shares authorized, none
    issued or outstanding..........................................  $         0  $          0
  Common Stock, no par value, 15,000,000 shares authorized,
    1,380,000 shares of Class A Common Stock issued and
    outstanding, 2,480,000 shares of Class A Common Stock issued
    and outstanding, as adjusted...................................      487,796     4,972,796
  Accumulated (deficit)............................................     (545,748)     (545,748)
                                                                     -----------  ------------
    Total stockholders' equity (deficit)...........................
      Total capitalization.........................................  $   (57,952) $  4,427,048
                                                                     -----------  ------------
                                                                     -----------  ------------

                                USE OF PROCEEDS

    The net proceeds of the Offering are estimated to be $4,485,000 ($5,202,785 if the Overallotment Option is exercised). The Company intends to apply the net proceeds of the Offering in the following order of priority:

                                                                                     PERCENT OF
                                                                                         NET
PURPOSE                                                                   AMOUNT      PROCEEDS
---------------------------------------------------------------------  ------------  -----------
Repayment of debt(1).................................................  $  2,342,970        52.2%
Payment of accounts payable..........................................       150,000         3.3
Marketing expenses...................................................       250,000         5.6
Working capital(2)...................................................     1,742,030        38.9
                                                                       ------------       -----
  TOTALS.............................................................  $  4,485,000       100.0%

------------------------

(1) Represents payment of (i) two promissory notes bearing interest at 8% per annum in the amounts of $1,295,000 and $105,000, respectively, issued to Monolith and Gagleard due the earlier of December 31, 1998 or the closing of the Offering and incurred by the Company in connection with its acquisition of the Predators from Monolith and Gagleard; (ii) promissory notes bearing interest at 8% per annum in the amounts of $862,537 and $15,291, respectively, issued to Monolith and Gagleard due the earlier of December 31, 1998 or the closing of the Offering and incurred by the Company for working capital and, (iii) accrued interest of $65,142 on all of the above promissory notes. See "Certain Transactions."

(2) The Company intends to reserve up to $1,000,000 of the working capital allocation for possible acquisitions of entertainment companies or businesses related to the Company's Arena Football operations, such as radio or television broadcasters, media firms, sports-related manufacturers, sports service providers and the like. There are no current negotiations, understandings or agreements to acquire any such companies and there can be no assurance that any such arrangements will be reached with anyone. If the Company does not proceed with an acquisition, the funds will be retained for working capital. See "Risk Factors--Substantial Amount of Proceeds Allocated for Unspecified Acquisitions."

    The Company estimates that the net proceeds of the Offering, together with its anticipated operating revenues, will be sufficient to fund its cash requirements for at least 12 months from the date of the Prospectus. There may be changes in the Company's proposed use of net proceeds due to modifications in the Company's plan of operation. Management is not currently aware of any proposed modifications to its operations. Pending use, the net proceeds will be invested in bank certificates of deposit and other fully insured investment grade securities. Any funds received by the Company upon exercise of the Warrants, the Overallotment Option or the Representative's Unit Warrant will be added to working capital.

                            SELECTED FINANCIAL DATA

    The following tables set forth certain selected financial data of the Company. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements included elsewhere in this Prospectus. The selected financial data as of December 31, 1996 and 1995 and March 31, 1997, and for the years ended December 31, 1996 and 1995 and for the period February 14 through March 31, 1997, have been derived from the Company's financial statements, which have been audited by AJ. Robbins, P.C., independent certified public accountants, and are included elsewhere in this Prospectus. Interim data for the pro forma nine months ended September 30, 1997 and for the pro forma year ended December 31, 1996 have been derived from unaudited pro forma financial statements which are also included herein. Interim data as of September 30, 1997 and for the period February 14 through September 30, 1997 has been derived from the unaudited financial statements which are also included herein. The results of operations for the pro forma nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997.

                                                    FEBRUARY 14,    FEBRUARY 14,    YEAR ENDED   YEARS ENDED DECEMBER 31,
                                                        1997-          1997-       DECEMBER 31,  ------------------------
                                                    SEPTEMBER 30,  MARCH 31, 1997    1996(1)        1996         1995
                                                        1997       --------------  ------------  -----------  -----------
                                      NINE MONTHS   -------------
                                         ENDED                                      PRO FORMA
                                     SEPTEMBER 30,    UNAUDITED                     UNAUDITED
                                     -------------
                                        1997(1)
                                     -------------
                                       PRO FORMA
                                       UNAUDITED
STATEMENT OF OPERATIONS DATA:
  Revenue..........................   $ 2,660,566    $ 2,660,566              --    $2,889,383   $ 2,889,383  $ 2,651,577
  Net (loss).......................      (550,260)      (545,748)        (77,522)     (609,923)     (561,307)    (653,506)
  Weighted average shares
    outstanding....................     2,480,000      1,380,000       1,380,000     2,480,000     1,380,000    1,380,000
  Net loss per share...............   $      (.22)   $      (.40)   $       (.06)   $     (.25)  $      (.41) $      (.47)

                                                                                                                 AS
                                                                                              HISTORICAL    ADJUSTED(2)
                                                                                             -------------  ------------
BALANCE SHEET DATA AT SEPTEMBER 30, 1997 (UNAUDITED):
  Working capital (deficit)................................................................  $  (2,534,028) $  1,950,972
  Total assets.............................................................................      2,772,402     4,864,432
  Total liabilities........................................................................      2,780,354       437,384
  Stockholders' equity (Deficit)...........................................................  $     (57,952) $  4,427,048

------------------------

(1) As adjusted to reflect the acquisition of the Predators by the Company and the completion of the Offering, assuming the transactions had occurred and were completed at the beginning of the periods presented.

(2) As adjusted to reflect the sale of 550,000 Units offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The Orlando Predators Entertainment, Inc. (the "Company") was formed in March 1997 to acquire, own and operate the Orlando Predators (the "Predators" or the "team"), a professional Arena Football team of the Arena Football League (the "AFL" or the "League"). The AFL is a nonprofit corporation organized to govern the Arena Football teams which comprise the League.

    The Company derives substantially all of its revenue from the Arena Football operations of the Predators. This revenue is primarily generated from (i) the sale of tickets to the Predators' home games, (ii) the sale of advertising and promotions to Predator sponsors, (iii) the sale of local and regional broadcast rights to Predators' games, (iv) the Predators' share of contracts with national broadcast organizations and expansion team fees paid through the AFL, and (v) the sale of merchandise carrying the Predators' logos. A large portion of the Company's annual revenue is determinable at the commencement of each football season based on season ticket sales and contracts with broadcast organizations and team sponsors.

    The operations of the team are year round; however, the majority of revenues and expenses are recognized during the AFL playing season, from April through August of each year. The team begins to receive deposits in late September for season tickets during the upcoming season. From September through April the team sells season tickets and collects revenue from all such sales. Selling, advertising and promotions also take place from September through April although these revenues are not realized until after the season begins. Single game tickets and partial advertising sponsorships are also sold during the season, primarily from April to July. Additional revenues are recognized in August from playoff games, if any.

    Prospective purchasers of the Common Stock should carefully consider the following information as well as other information contained in this Prospectus before making an investment in the Class A Units. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Business--Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. Many factors (including those discussed under "Risk Factors") could also cause actual results to vary materially from the future results covered in such forward-looking statements.

RESULTS OF OPERATIONS

PERIOD FEBRUARY 14 THROUGH SEPTEMBER 30, 1997

    Operations of the Company commenced on February 14, 1997.

    The AFL football season extends from April to August of each year. Ticket sales and broadcasting fees are recorded as revenue at the time the related home games are played. Team operating expenses (primarily players' and coaches' salaries, fringe benefits, insurance, game expenses, arena rentals and travel) are recorded as expenses on the same basis. Accordingly, revenues and operating expenses for the period ended September 30, 1997 ("1997 period") have been recognized as the related home games were played over the AFL season. Deferred revenues at September 30, 1997 were $280,958 and revenues were $2,660,566. Prepaid team operating expenses at September 30, 1997 were $1,656 and operating expenses were $3,144,608. The Company's 1997 pre-season football activities were delayed a few weeks in 1997 as compared to the start date in 1996 due to the sale of the team to the Company. Pre-season activities include player recruitment, player travel to Orlando and player housing arrangements.

    Net loss for the 1997 period was $545,748. The net loss was primarily attributable to lower ticket and sponsorship revenues and increased salaries, professional fees, league assessments and related party interest expense.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    Revenue increased from $2,651,577 to $2,889,383, an increase of $237,806, or 9%, for the year ended December 31, 1996 ("1996") as compared to the year ended December 31, 1995 ("1995"). This increase was attributable to a 19% increase in ticket revenues, which resulted from the AFL expanding the regular season from 12 games in 1995 to 14 games in 1996. The team also had a pre-season game added as a home game in the Orlando Arena in 1996 as compared to one away game at the Daytona Ocean Center in 1995. This resulted in two additional home games, or a 17% increase in the number of home games in 1996, as compared to 1995. The Company realizes substantially more revenue for home games because home game teams retain all ticket sales, advertising, sponsorship and media revenue whereas visiting teams receive no revenue during the regular season and only $40,000 (beginning in 1997 the amount increased to $45,000) per away playoff game. During 1995, there were three away playoff games, which generated revenue of $120,000, as compared to one away playoff game in 1996, which generated $40,000 of revenue. The number of season ticket sales decreased from 10,649 in 1995 to 8,245 in 1996 and the number of average paid attendance decreased from 12,926 in 1995 to 10,415 in 1996. The reduction in ticket sales was offset by a 10% average increase in ticket prices in 1996. Average paid ticket prices increased from $20.35 in 1995 to $22.46 in 1996.

    Advertising and promotion revenue increased by $224,798 in 1996 as compared to 1995 primarily as a result of additional sponsorships sold for higher average prices than 1995 due to increased marketing efforts generated by executive officers and the addition of new marketing personnel for the 1996 season. Increased average sales prices for sponsorships were also due to expanded coverage for the sponsors because of two additional home games in 1996 as compared to 1995.

    Revenue increases were offset by a $164,277 reduction in expansion fees from 1995 to 1996. Expansion fees paid by new teams are divided among the AFL's existing teams and the game inventor. Three teams were added in 1995 as compared to one team added in 1996.

    Football operating expenses decreased by $38,125, or 7%, in 1996 as compared to 1995 due to having one away playoff game in 1996 as opposed to three away playoff games in 1995. The AFL teams must bear the costs of away playoff game expenses except for a $40,000 payment from the home team which is used to partially offset playoff game expenses such as travel and lodging. The 1995 season was three weeks longer than the 1996 season, which resulted in a decrease of approximately $75,000 in 1996 expenses as compared to 1995. Operating expenses increased due to the addition of two home games in 1996 as compared to 1995. Due to a higher than normal injury rate in 1995, additional players were added in mid season. Player salaries were paid to injured players as well as replacement players.

    Selling expenses increased by $69,349 in 1996 as compared to 1995 primarily due to a $76,000 increase in advertising promoting the two additional home games played in 1996.

    The Board of Directors of the AFL approves an annual budget, which is funded equally by each AFL team. If the number of teams in the AFL remains the same and AFL expenses increase, the Company's share of the AFL assessment will also rise. If AFL expenses remain the same and the number of teams increase, the Company's share of AFL assessments will decrease. In 1996, the AFL assessments decreased 2%, or approximately $2,000, because the Company's share of the AFL budget was based on more teams in 1996 than in 1995.

    General and administrative expenses increased approximately $107,869 in 1996 as compared to 1995 primarily due to increased legal costs of $27,000, salaries of $30,000, insurance of $6,000, write-off of receivables for season ticket sales of $38,000 net of decrease of $13,000 in credit card fees. Such expenses are expected to remain constant for the year ending December 31, 1997.

    The AFL season extends from April to August of each year. Accordingly, the Company experiences a seasonal pattern in its operating results. Revenue and selling and promotional expenses are recognized ratable over the AFL season.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company financed net operating losses primarily with loans from the team's former managing general partner.

    As of September 30, 1997, the Company had issued an aggregate of $2,277,828 of promissory notes to its two stockholders all of which will be repaid (including $65,142 of interest) from proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions."

    The reduction of indebtedness using proceeds of the Offering will improve the Company's liquidity by reducing indebtedness required to be repaid in the future. The Company believes that cash flows from operations along with the net proceeds of the Offering will be sufficient to satisfy the Company's anticipated working capital requirements for at least the next 12 months.

                                 ARENA FOOTBALL

ARENA FOOTBALL AND THE ARENA FOOTBALL LEAGUE

    In 1985, Jim Foster, a professional football marketing executive, formulated a plan for an indoor professional football game that included a 50-yard playing field, an eight player single platoon system and the use of drop kicks and rebound nets. The first Arena Football game was played in Rockford, Illinois on April 26, 1986 with a second game played on February 26, 1987 in Chicago, Illinois.

    In March 1987 the U.S. Patent Office issued a U.S. Patent ("Patent") to Gridiron Enterprises, Inc. an Illinois corporation ("Gridiron") for the Arena Football Game System and rules of play as well as trademarks for the logo and names associated with Arena Football. In December 1991, the AFL was incorporated as a non-profit membership corporation in the state of Delaware. Also in 1991, Gridiron entered into an exclusive licensing agreement with the AFL to organize, operate and market Arena Football throughout the United States by selling team memberships in major markets across the United States. Pursuant to the licensing agreement, the AFL granted to Gridiron a per team royalty of $20,000 per year in return for using the game system and rules of play of Arena Football. In January 1991, the AFL sold a Membership to the Predators which allowed the Predators to operate and market Arena Football within a seventy-five mile radius of Orlando, Florida. All names and logos of the Orlando Predators are owned by and registered to Gridiron.

    Four teams were fielded for the League's inaugural 1987 season. By 1991, the League had eight teams and had played exhibition games in London and Paris. In 1992 and 1993, the League fielded 12 teams and 10 teams, respectively, with some games televised on the ESPN cable network. During the 1997 season, the League consisted of 14 teams including expansion teams in New York, New Jersey and Nashville. Teams will begin play in Grand Rapids and Buffalo during the 1998 and 1999 seasons, respectively.

    AFL games are generally played in an indoor basketball/hockey sports arena which offers fans climate-controlled conditions and a more intimate view of the game. As a result of the smaller playing field, the rebound nets and a general emphasis on offensive play, Arena Football games are generally high scoring, fast-paced action contests.

    Game attendance has risen consistently over the AFL's ten seasons of play with over 1,050,000 in total fan attendance announced for the 1997 season. Per game announced attendance averaged approximately 10,800 during the 1997 season. "Announced" game attendance represents attendance figures provided by

League teams to the League and the media and cannot be independently verified. Approximately 66% of AFL viewers are male and 34% are female with 60% of such viewers under the age of 35 and 40% over the age of 35. In terms of education, 39% have college or graduate degrees, 37% have some college attendance and 24% hold high school diplomas.

    The membership fee for new teams joining the AFL has grown from $120,000 for the 1990 season to $2,200,000 for the 1997 season with a current League asking price of $7,000,000 effective for the 1999 season. There are approximately 27 million households with AFL teams in their metropolitan areas, up from 11 million households in 1994. During the 1997 season, ESPN and ESPN 2 cable networks broadcast a total of 19 games including four playoff games and the Arena Bowl.

    AFL team salaries for the 1997 season ranged from $300,000 to $500,000 compared to approximately $46 million per team for the NFL. Players' salaries range from $15,000 to $50,000 per season together with a housing provision which averages approximately $400 per month per player. AFL players sign one-year contracts with an additional one-year option season granted to the team. Following the contract year, if the team and a player cannot agree on the option season salary, the player must either play for the original option year salary or stay out during the option season, after which the player is free to negotiate with any team in the League. There are no player drafts, although expansion teams are allowed to draw from a pool of players designated by existing AFL teams.

    Each player is provided a $500,000 occupational health, accidental death and disability insurance policy. Each team is required to pay the first $35,000 of claims for an injured player up to an aggregate of $356,000 for the three Florida based AFL teams.

RULES OF ARENA FOOTBALL

    Arena Football is played in an indoor arena on a field which consists of a padded surface 85 feet wide and 50 yards long with eight-yard endzones. The endzone goalposts are nine feet wide with a cross-bar height of 15 feet compared to NFL goalposts which are 18 1/2 feet wide with a cross-bar height of 10 feet. Eight feet above each endzone are goal-side rebound nets which are 30 feet wide by 32 feet high.

    There are eight players on the field for each team as part of a 24-man active roster. Players play both offense and defense with the exception of the kicker, quarterback, an offensive specialist, two defensive specialists and a kick returner.

    The game is played using an NFL-size football in four 15-minute quarters with a 15-minute halftime. The game clock stops for out of bounds plays or incomplete passes only in the last minute of each half, when necessary for penalties, injuries and time-outs or following points after touchdowns, field goals and safeties. Accordingly, the average AFL football game is played in approximately two hours and 25 minutes compared to approximately three hours and five minutes for an NFL game.

    Four downs are allowed to advance the ball ten yards for a first down or to score. Scoring consists of six points for a touchdown, one point for a conversion by placekicking after a touchdown, two points for a conversion by dropkick and two points for a successful run or pass after a touchdown. Three points are awarded for a field goal by placement or four points for a field goal by dropkick, with two points for a safety. Punting is illegal. On fourth down a team may attempt a first down, touchdown or field goal. The receiving team may field any kickoff or missed field goal that rebounds off the rebound nets.

    Although passing rules for the AFL are similar as to outdoor NCAA football, a unique exception involves the rebound nets. A forward pass that rebounds off a rebound net is a live ball and is in play until it touches the playing surface.

    Overtime periods are 15 minutes during the regular season and the playoffs. Each team has one possession to score. If, after each team has had one possession and one team is ahead, that team wins. If the teams are tied after each has had a possession, the next team to score wins.

AFL TEAMS

    For the 1997 season, the AFL consisted of the following 14 teams, aligned into two conferences, with two divisions in each conference:

                                               AMERICAN CONFERENCE

          Western Division                                Central Division
          Anaheim Piranhas                                Iowa Barnstormers
          Arizona Rattlers                                Milwaukee Mustangs
          San Jose SaberCats                              Portland Forest Dragons
                                                          Texas Terror

                                               NATIONAL CONFERENCE

          Eastern Division                                Southern Division
          Albany Firebirds                                Florida Bobcats
          Nashville Kats                                  Orlando Predators
          New Jersey Red Dogs                             Tampa Bay Storm
          New York CityHawks

REGULAR SEASON AND PLAYOFFS

    Following two pre-season games, the regular AFL season extends from May to August, with each team playing a total of 14 games against teams from both conferences. Half of the games are played at home, and half are played away. At the end of the regular season, the four division champions along with the four teams with the best winning records, qualify for the AFL playoffs to determine the AFL's Arena Bowl champion for that season. The playoffs consist of three single elimination rounds with the third round matching the two remaining teams playing in the Arena Bowl to determine the League champion. Each round is played in the home arena of the team with the best winning record.

GATE RECEIPTS, AFL ASSESSMENTS AND DISTRIBUTIONS

    AFL teams are entitled to keep all gate receipts from the one pre-season home game and seven regular season home games, and do not receive any gate receipts from away games except that visiting teams are provided lodging by the home team. Each team is required to pay an annual assessment to the AFL which is generally equal to the team's share of the League's annual operating costs and each team is contingently liable for other team membership purchases or team repurchases by the League. Each team's assessment is generally funded by its share of revenue derived from the League's national television contracts, from the sale of AFL licensed merchandise and from revenues generated by the League's sale of expansion team franchises. Each home team participating in the playoffs pays a fixed payment of $45,000 to the visiting team and provides it with lodging.

AFL LICENSING

    The AFL operates a League licensing program on behalf of its teams. Under the program, product manufacturers sign agreements allowing them to use the names and logos of all AFL teams, the AFL itself and AFL's special events (including playoffs and the Arena Bowl) in exchange for royalty and guarantee payments. For the years ended December 31, 1996 and 1995, the Company's share of net revenues from licensing was approximately $40,000 each year, which, in turn, was credited against the team's AFL assessment for each such period. The Company's share of net revenue was equal to 1/15 of the AFL's net revenue for the 1996 season. In addition, each team is permitted to license its club identified products locally for sale at its arena, at team owned and operated stores and through team catalogs.

SUMMARY OF LEAGUE REVENUE AND EXPENSES

    The following table summarizes the Company's share of the revenue derived from the AFL as well as AFL assessments incurred during the last two regular seasons:

                                                                               SEASON
                                                                      ------------------------
                                                                         1997         1996
                                                                      -----------  -----------
Revenue:
Expansion team franchise fees.......................................  $   181,250  $    17,783
                                                                      -----------  -----------
    Total revenue...................................................      181,250       17,783
                                                                      -----------  -----------

Assessments:
Operating assessment................................................      125,000      125,000
Other costs.........................................................       99,622       26,379
                                                                      -----------  -----------

    Total assessments...............................................      224,622      151,379
                                                                      -----------  -----------

Net revenue (assessments)...........................................  $   (43,372) $  (133,596)
                                                                      -----------  -----------
                                                                      -----------  -----------

LEAGUE GOVERNANCE

    The AFL is generally responsible for regulating the conduct of its member teams. The AFL establishes the regular season and playoff schedules of the teams, and negotiates, on behalf of its members, the League's national and network broadcast contracts. Each of the AFL's members is, in general, liable on a pro rata basis for the AFL's liabilities and obligations and shares pro rata in its profits. Under the Bylaws of the AFL, League approval is required to complete a public offering of any team's securities (including this Offering) and for the sale or relocation of a team.

    The AFL is governed by a Board of Directors, which consists of one representative from each team. Mr. Youngblood serves as the Predator's representative on the AFL Board of Directors. The Board of Directors selects the AFL Commissioner, who administers the daily affairs of the AFL including interpretation of playing rules and arbitration of conflicts among member teams. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of League rules. David Baker has been the Commissioner of the AFL since 1996.

RESTRICTIONS ON OWNERSHIP

    The AFL Charter and Bylaws contain provisions which may prohibit a person from acquiring the Common Stock and affect the value of the Common Stock. In general, any acquisition of shares of Common Stock which will result in a person or a group of persons holding 5% or more of the Company's outstanding Common Stock will require the prior approval of the AFL, which may be granted or withheld in the sole discretion of the AFL. The prospective purchaser would be required to submit an AFL application, in form prescribed by the AFL, providing certain information relating to that person's background. Upon receipt of such application, the AFL has the right to conduct an investigation of the prospective purchaser. In addition, the AFL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Charter or Bylaws shall prescribe. If a prospective purchaser obtains the AFL's consent to acquire a 5% or more interest in the Company, such prospective purchaser will be required to acknowledge that the purchaser will be bound by the applicable provisions of the AFL Charter and Bylaws.

    In addition, no person who directly or indirectly owns any interest in an AFL team, may own, directly or indirectly, a 5% or more interest in any other team, without the prior approval of the AFL. The AFL Bylaws also contain provisions which prohibit team owners from engaging in certain activities, such as wagering on any game in which an AFL team participates. AFL players and referees and employees of the AFL and its member clubs (other than the Company) are not eligible to purchase or hold Common Stock. The AFL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

    The grant of a security interest in any of the assets of the Company or the Predators or any direct or indirect ownership interest in the Company, of 5% or more, requires the prior approval of the AFL, which may be withheld in the AFL's sole discretion. AFL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an AFL team and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the team (or stockholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the team (or stockholder) under certain circumstances.

    Failure by a holder of a 5% or more interest in the Company to comply with these restrictions may result in a forced sale of such holder's interest in the Company or the repurchase of such interests by the Company. The Company's Bylaws provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's Common Stock without the approval of the AFL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Common Stock.

    Neither the AFL, any of its affiliates or members nor any of their respective officers, employees or representatives, other than the Company, assume any responsibility for the accuracy of any representations made by the Company in this Prospectus.

                                    BUSINESS

CURRENT OPERATIONS

    The Company derives substantially all of its revenue from the Arena Football operations of the Predators. This revenue is primarily generated from (i) the sale of tickets to the Predators' home games, (ii) the sale of advertising and promotions to Predator sponsors, (iii) the sale of local and regional broadcast rights to Predators' games, (iv) the Predators' share of contracts with national broadcast organizations obtained through the AFL, and (v) the sale of merchandise carrying the Predators' logos. The information contained hereunder and elsewhere in the Prospectus includes the operations of the Predators when the team was owned by the Orlando Predators, Ltd. through March 1997. In March 1997 the Company was formed to acquire, own and operate the team.

    TICKET SALES. The Predators played seven home games and seven away games during the 1997 AFL regular season together with one home and one away pre-season exhibition games. Under the AFL Bylaws, the Company receives all revenue from the sale of tickets to regular season and pre-season home games and no revenue from the sale of tickets to regular season and pre-season away games.

    The Predators play all home games at the Orlando Arena, which holds approximately 16,000 spectators. During the last two seasons, the Company sold an average of approximately 6,800 season tickets and had an average paid attendance of approximately 9,500 per game. Ticket prices for regular season home games during the 1997 season at the Orlando Arena ranged from $10 to $100 per game with an average paid ticket price of approximately $24.

    The following table sets forth certain information relating to the Predators' regular season revenue generated by the sale of tickets for the 1996 and 1997 seasons:

                                     NUMBER OF        AVERAGE                        AVERAGE
                                   SEASON TICKET   PER GAME PAID   AVERAGE PAID   TICKET REVENUE
SEASON                                HOLDERS       ATTENDANCE     TICKET PRICE      PER GAME
---------------------------------  -------------  ---------------  -------------  --------------
1997.............................        5,401           8,523       $   24.32     $    207,233
1996.............................        8,245          10,415       $   22.46     $    233,880

    The Company believes that the attendance drop of approximately 18% in 1997 was a result of (i) the increased price of tickets sold in 1997 and (ii) a late start in promoting season ticket sales as a result of current management's acquisition of the Predators in 1997.

    ADVERTISING AND PROMOTION. The Company generates revenue from the sale of advertising displayed on signs located throughout the Orlando Arena, and through other promotions utilizing the team's name or logos. In addition, the Company markets team "sponsorships" to local and regional businesses which provide a combination of advertising rights, promotional rights and VIP ticket privileges. Advertising rights include the use of corporate logos within the Orlando Arena, commercials on radio and television, advertisements in the ARENABALL magazine, display of the sponsor's name on the Jumbotron located in the center of the Orlando Arena, public address announcements, the inclusion of customer names on team posters and the like. Promotional rights include banners displayed in the team's VIP room at the Orlando Arena, availability of blocks of seats in the upper bowl endzone for specific games, the use of the team's logos and autographed helmets. VIP privileges include high priority seating selections, parking passes, VIP room passes and travel packages which include attendance at team away games.

    LOCAL AND REGIONAL TELEVISION, CABLE AND RADIO BROADCASTS. The Company had a two-year television contract with the Sunshine Network ("Sunshine") and a one year radio contract with Paxson Communications, Inc. (WQTM radio) ("Paxson") both of which expired in the 1997 season. The contracts granted rights to broadcast Predator games on television, cable and radio pursuant to which the Company received approximately $89,000 and $87,000 for the 1996 and 1997 seasons, respectively. The Company is negotiating new contracts with Sunshine and Paxson although there can be no assurance it will reach agreements with these or any other local broadcast company.

    NATIONAL TELEVISION. For the 1997 season, the AFL granted ESPN and ESPN 2 exclusive commercial over-the-air television rights to broadcast a total of 14 AFL regular season games, four playoff games and the Arena Bowl, within the United States. The Company did not receive revenue for these television broadcast rights in 1996 or 1997 as all such revenue was offset by AFL operating expenses assessed against the League's teams. The AFL's national broadcast agreement with ESPN and ESPN 2 expired at the end of the 1997 season. The AFL has reached a tentative new national broadcast agreement with ESPN, ESPN 2 and ABC pursuant to which the networks will televise 18 AFL games (including 12 games in prime time), four playoff games and ABC's telecast of the Arena Bowl. There can be no assurance that the tentative agreement with ESPN, ESPN 2 and ABC will be finalized or that any other agreement will be entered into with these or other national broadcasters.

    SALE OF MERCHANDISE. The Company generates additional revenue from the sale of merchandise carrying the Predator logos (primarily athletic clothing such as sweatshirts, T-shirts, jackets and caps) at the Orlando Arena and at the Company's corporate offices in downtown Orlando. Revenue from the sale of such merchandise was approximately $63,000 for the 1996 season.

STRATEGY

    The Company's strategy is to increase revenue by (i) increasing fan attendance at Predators' home games, (ii) expanding the Predators' advertising and sponsorship base, and (iii) contracting with additional local and regional broadcasters to broadcast Predators' games.

    The Company believes that fan attendance will increase based upon the game winning success (if any) of the Predators in the AFL and by increasing media exposure of the team in the central Florida area. In order to recruit players, the Company employs a recruiting team which includes the Company's head coach and Director of Player Personnel. In order to generate increased media interest in the team in central Florida, the Company employs a marketing staff of two individuals who call upon the media, corporate sponsors and other central Florida organizations in an attempt to increase team sponsorship. This marketing staff also calls directly upon central Florida businesses to solicit advertising and sponsorship funds on behalf of the team. The Predators participate in a number of charitable events during the year as a part of a community relations and recognition program and maintain an Internet web site at www.predators.inspace.com.

    In a broader sense, the Company's strategy includes maintaining and building community support for, and recognition of, the team as an ongoing valuable entertainment institution in central Florida and throughout the state. The Company believes that the value of the Predators as a sports team will increase if community support and recognition are maintained. In this regard, the Predators completed their seventh AFL season and have played in the Arena Bowl for the AFL championship in three of the prior eleven championship games. The Predators hold the fifth best all-time won-lost record among 27 current and former AFL teams and recorded the highest announced average AFL per game attendance for the 1995 and 1996 seasons.

PERFORMANCE

    The following table describes the performance of the Predators during the last three AFL seasons:

                              SEASON RECORD    FINISH IN DIVISION           PLAYOFF RESULTS
                            -----------------  -------------------  -------------------------------
1995......................            7-5              2nd          Lost in Arena Bowl
1996......................            9-5              2nd          Lost in first playoff game
1997......................           10-4              1st          Lost in second playoff game

TEAM MANAGEMENT

    PRESIDENT. Jack Youngblood, a 14-year veteran of the NFL, is President of the Predators and was appointed the Company's President in April 1997. Mr. Youngblood directs and oversees all aspects of the Predators' organization, including operations, administration, marketing, sponsorship, television, radio, public relations and ticket sales. Prior to joining the team, from 1993 to 1995, he was a radio talk show host in the Sacramento metropolitan area. During the 1991 and 1992 AFL seasons, he was director of marketing operations for the Sacramento Surge ("Surge") of the World League of American Football and he also handled color commentary on Surge radio and television broadcasts. His duties with Surge included directing front office operations in the area of sponsorships, ticket sales, corporate sales, advertising and marketing services. From 1985 to 1991, Mr. Youngblood was employed by the Los Angeles Rams ("Rams") of the NFL. He also worked as a color analyst on Rams broadcasts, while handling player relations, public relations, community relations and marketing services. Mr. Youngblood is considered one of the best defensive ends of his era having played professional football with the Rams from 1971 to 1984. A first round draft pick in 1971, he played in all 14 games of his rookie season and by 1973 was a full-time starter for the Rams. Mr. Youngblood set a Rams team record by playing in 201 consecutive games and his 151 1/2 sacks rank as third on the all-time NFL list behind Deacon Jones and Reggie White. He earned all-NFC honors six times, played in seven Pro Bowls and was named to the SPORTING NEWS NFC all-star team six times. He was twice the NFC's defensive player of the year. Mr. Youngblood was an all-American defensive end for the University of Florida.

    COACHES. Jay Gruden, age 30, was retained by the Company as the Predators' head coach in August 1997. Coach Gruden replaced Perry Moss who had been the team's head coach for the previous seven seasons. Coach Gruden quarterbacked the Tampa Bay Storm for six seasons from 1991 to 1996. During his tenure, he set AFL records for career pass completions (1,182), passing yards (15,514) and passing touchdowns (280). He led Tampa Bay to Arena Bowl championships four times, including back-to-back titles in 1995 and 1996. A two-time All-Arena selection, Coach Gruden also was the League's Most Valuable Player in 1992.

    Coach Gruden retired as a player following the 1996 season to become offensive coordinator of the AFL expansion Nashville Kats. Nashville won an expansion team record 10 games and qualified for the AFL playoffs. Coach Gruden was credited with developing Nashville's quarterback, Andy Kelly, into one of the League's top quarterbacks. Kelly finished the season with an AFL-leading 82 touchdown passes and was the League's fifth rated quarterback. Under Coach Gruden, the Nashville offense finished third in the AFL in scoring at 52.9 points per game and was fourth in total offense at 285.2 yards per game. Coach Gruden's offenses produced victories in the 1997 season over eventual league champion Arizona (56-49), two wins over the Predators (45-36 in Orlando and 74-55 at Nashville) and wins over two other playoff teams.

    A Tampa native, Coach Gruden began his professional career with the NFL Arizona Cardinals in 1989. He moved to the World League of American Football in 1990, where he played for the Sacramento Surge and the Barcelona Dragons, before signing with the Tampa Bay in 1991.

    In his final season as quarterback for Tampa Bay in 1996, he completed 70 touchdown passes, while setting career highs for attempts (447), completions
(275) and yards (3,626). In six post-season campaigns as Tampa Bay's quarterback, Coach Gruden delivered four championship titles and led Tampa Bay to an overall record of 12-2. He completed 253 of 425 post-season passes (60%), for 4,410 yards and 52 touchdowns. Coach Gruden was Arena Bowl Most Valuable Player in 1993. As Tampa Bay's quarterback, he compiled an overall record of 68-17 (.800)--the best six-year winning percentage in AFL history.

    At the University of Louisville under Head Coach Howard Schnellenberger, Coach Gruden set school passing marks in a number of categories and won Most Valuable Player honors in both 1987 and 1988. Following his senior season, he accepted invitations to both the East-West Shrine Game and the Blue-Gray all-star games.

    Coach Gruden's staff includes five other assistant coaches including offensive and defensive coaches, a director of player personnel and an administrative coach.

PLAYERS

    In general, the rules of the AFL permit each team to maintain an active roster of 24 players during the regular season. The following table sets forth certain information concerning the Predators' roster during the 1997 season.

                                                                                          YEARS
NO.                  NAME             POSITION(1)       HT.        WT.     BIRTHDATE     IN AFL
---------  ------------------------  --------------  ---------     ---     ---------  -------------
1          David Pool                       WR/DB    5-9        182        12/20/66   Rookie
2          Jeff Parker                      WR/DB    5-10       183        7/26/69    4th Season
4          John Clark*                      FB/LB    6-3        250        8/16/68    4th Season
5          Chris Barber                        DS    6-1        190        1/15/64    6th Season
9          Scott Semptimphelter                QB    6-1        215        5/15/72    Rookie
12         Franco Grilla                   Kicker    5-11       180        7/21/70    2nd Season
17         Pat O'Hara                          QB    6-4        212        9/27/68    3rd Season
21         Bruce LaSane                     WR/LB    6-4        225        8/30/66    6th Season
23         Corris Ervin                        DS    5-11       185        8/30/66    2nd Season
28         Curtis Cotton                       DS    6-1        210        10/15/69   Rookie
33         Michael McClenton                FB/LB    5-11       252        12/9/69    2nd Season
34         Jerry Odom                       FB/LB    5-10       220        11/7/68    6th Season
42         Alex Shell                       WR/DB    6-4        220        2/24/68    5th Season
44         Paul McGowan                     FB/LB    6-0        220        1/13/66    5th Season
55         Jerry Sharp                      OL/DL    6-3        290        10/8/69    3rd Season
62         Vance Hammond*                   OL/DL    6-7        300        12/4/67    2nd Season
65         Eric Drakes                      OL/DL    6-5        265        1/24/69    6th Season
73         Ricky Schaaf                     OL/DL    6-5        285        5/11/70    4th Season
78         Webbie Burnett                   OL/DL    6-3        285        11/7/67    6th Season
80         Maclin "Mac" Cody                   OS    5-7        170        8/7/72     Rookie
82         Barry Wagner                     WR/DB    6-3        215        11/24/67   6th Season
87         Victor Hall                      OL/DL    6-2        265        12/4/68    4th Season
93         Kelvin Ingram                    OL/DL    6-2        285        10/25/70   Rookie
95         Samuel Hairston                  OL/DL    6-4        260        11/9/69    Rookie
96         Skip McClendon                   OL/DL    6-7        300        4/19/64    3rd Season
98         Jeff Faulkner                    OL/DL    6-4        300        4/4/64     2nd Season

------------------------

*   Injured Reserve

(1) WR--Wide Receiver; DB--Defensive Back; FB--Fullback; LB--Lineback; DS-- Defensive Specialist; OS--Offensive Specialist; QB--Quarterback;
    OL--Offensive Line; DL--Defensive Line

    Player salaries range from $15,000 to $50,000 per season together with a housing provision which averages approximately $400 per month per player. AFL players sign one-year contracts with an additional one-year option season granted to the team. Following the contract year, if a team and player cannot agree on the option season salary, the player must either play for the original option year salary or stay out during the option season, after which he is free to negotiate with any team in the League. There are no player drafts, although expansion teams are allowed to draw from a pool of players designated by each AFL team.

ORLANDO ARENA

    The Predators play in the Orlando Arena, which has a seating capacity of approximately 16,000. Under the terms of the Predators' previous lease, which expired at the end of the 1997 season, the Predators paid a rental which was the higher of $7,500 per game or 8.5% of ticket sales for such game, up to a maximum of $15,000 per game. The team did not share in any other arena revenue, such as parking fees or concession sales. The Company has negotiated a new lease with the Orlando Arena for the 1998 season (subject to approval by the Orlando City Council) at approximately the same per game rental but which provides the Company with an approximately 20% share of revenue generated from food and beverage concessions in exchange for the Company reducing ticket prices by approximately 15%. Although the Company believes it will be able to finalize a mutually acceptable three to five year renewal lease, there can be no such assurance. The loss of use of the Orlando Arena would substantially and adversely affect the operations of the Predators and the Company.

COMPETITION

    The Predators compete for sports entertainment dollars not only with other professional sports teams but also with college athletics and other sports-related entertainment. During parts of the AFL season, the Predators compete in the city of Orlando with professional basketball and in the state of Florida with professional hockey and professional baseball. In addition, the colleges and universities in central Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Predators also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in central Florida. On a broader scale, AFL teams compete with football teams fielded by high schools and colleges, the NFL, the Canadian Football League and the World Football League.

EMPLOYEES

    In addition to its 24 active players, the Company employs eight football personnel and nine non-football personnel. During the AFL season, the Company also uses part-time employees from time to time. None of the Company's employees, including its players, are covered by collective bargaining agreements. The Company considers its relations with its employees to be good.

PROPERTIES

    The Company leases its executive offices from First Union Bank on a month-to-month basis. The rental rate, valued at $4,167 per month, is satisfied through a trade-out with First Union Bank for Predator season tickets and other advertising considerations.

    Under the terms of the Predators' previous Orlando Arena lease, which expired during the 1997 season, the Predators paid a rental which was the higher of $7,500 per game or 8.5% of ticket sales for such game, up to a maximum of $15,000 per game. The team did not share in any other arena revenue such as parking fees or concession sales. The Company has negotiated a new lease with the Orlando Arena for the 1998 season (subject to approval by the Orlando City Council) at approximately the same per game rental but which provides the Company with an approximately 20% share of revenue generated from food and beverage concessions in exchange for the Company reducing ticket prices by approximately 15%. Although the Company believes it will be able to finalize a mutually acceptable three to five year renewal lease, there can be no such assurance. The loss of use of the Orlando Arena would substantially and adversely affect the operations of the Predators and the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's directors and executive officers are as follows.

                                                                                                          OFFICER/DIRECTOR
NAME                                                  AGE                      POSITION                         SINCE
------------------------------------------------      ---      -----------------------------------------  -----------------
William G. Meris................................          31   Chairman of the Board of Directors                  1997
Jack Youngblood.................................          47   President and Director                              1997(1)
Alex S. Narushka................................          36   Secretary, Treasurer and Chief                      1997(1)
                                                               Financial Officer
Robert G. Flynn.................................          32   Chief Operating Officer                             1997
Edgar J. Allen..................................          50   Vice President--Sales and Marketing                 1997
Alan N. Gagleard................................          44   Director                                            1997
Thomas F. Winters, Jr., M.D.....................          44   Director                                            1997

------------------------

(1) Although newly elected executive officers of the Company, Messrs. Youngblood and Narushka have held management positions with the Predators for three years and four years, respectively.

    Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the bylaws of the Company.

    Following the Offering, the Company will establish an Audit Committee and Compensation Committee composed of a majority of independent directors. The Audit Committee will review the engagement and independence of the Company's independent accountants, the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls. The Compensation Committee will consider the compensation and incentive arrangements of the Company's executive officers.

    The Company has agreed with the Representative that, for a period of 24 months from the date of closing of the Offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. The observer will have no voting rights, will be reimbursed for out-of-pocket expense incurred in attending meetings and will be indemnified against any claims arising out of participation at the meetings, including claims based on liabilities arising under the securities laws.

    The principal occupation of each director and executive officer of the Company, for at least the past five years, is as follows:

    WILLIAM G. MERIS was appointed the Company's Chairman in March 1997. Since April 1996, Mr. Meris has also served as Chairman of the Board of Directors of Interhealth Nutritionals, Inc., a privately-held nutrition supplement manufacturer. He is also a Director of Gum Tech International, Inc., a publicly-held specialty chewing gum manufacturer. Since June 1995, Mr. Meris has been President and sole stockholder of WGM Corporation, which acts as the General Partner of the Monolith Limited Partnership, a limited partnership which is a principal stockholder of the Company. From January 1995 to June 1995, he was also a co-manager of Meris Financial, Inc., a private investment and consulting company. From October 1994 until March 1995, Mr. Meris was a co-owner of Cyberia, Inc., a virtual reality entertainment firm. Mr. Meris was employed by Prudential Securities, Inc., as a retail stockbroker from 1989 to April 1994. Subsequently, he worked in the same capacity at Franklin-Lord, Inc. between May and August of 1994. Mr. Meris earned a Bachelor of Science degree in Business Administration from Arizona State University. During the AFL season, he devotes approximately 60% of his time to the affairs of the Company and during the remainder of the year devotes approximately 25% of his time to the affairs of the Company.

    JACK YOUNGBLOOD, a 14-year veteran of the NFL, is in his third season with the Predators. He was appointed Vice President of the Predators in February 1995 and President of the Company in April 1997. Mr. Youngblood directs and oversees all aspects of the Predators' organization, including operations, administration, marketing, sponsorship, television, radio, public relations and ticket sales. From 1993 until he joined the team in 1995, Mr. Youngblood was a radio talk show host in the Sacramento metropolitan area. During the 1991 and 1992 AFL seasons, he was director of marketing operations for the Sacramento Surge ("Surge") of the World League of American Football and he also handled color commentary on Surge radio and television broadcasts. His duties with Surge included directing front office operations in the area of sponsorships, ticket sales, corporate sales, advertising and marketing services. From 1985 to 1991, Mr. Youngblood was employed by the Los Angeles Rams ("Rams") of the NFL. He also worked as a color analyst on Rams broadcasts, while handling player relations, public relations, community relations and marketing services. Mr. Youngblood is considered one of the best defensive ends of his era having played professional football with the Rams from 1971 to 1984. A first round draft pick in 1971, he played in all 14 games of his rookie season and by 1973 was a full-time starter for the Rams. Mr. Youngblood set a Rams team record by playing in 201 consecutive games and his 151 1/2 sacks rank as third on the all-time NFL list behind Deacon Jones and Reggie White. He earned all-NFC honors six times, played in seven Pro Bowls and was named to the SPORTING NEWS NFC all-star team six times. He was twice the NFC's defensive player of the year. Mr. Youngblood was an all-American defensive end for the University of Florida.

    ALEX S. NARUSHKA joined the Company as the Predators' Assistant General Manager in April 1994 and was appointed the Company's Secretary, Treasurer and Chief Financial Officer in April 1997. From 1992 to 1994, he was employed by the former Managing General Partner of the Predators. Mr. Narushka was the Director of Finance for the Orlando Thunder of the World Football League in 1991 and was Controller of the Orlando Renegades of the United States Football League from 1984 to 1986. He graduated from Auburn University with a degree in Business Administration.

    ROBERT G. FLYNN joined the Predators in September 1991, was appointed its Director of Operations in 1995 and the Company's Chief Operating Officer in April 1997. In these capacities, he oversees all game operations, merchandising, internship program, game system maintenance, sponsorships and travel. He is Director of the Winter Park YMCA and serves as chairman for the Alumni Sports Committee of Trinity Preparatory School. Mr. Flynn earned a Masters degree in Sports Administration from the University of Florida.

    EDGAR J. ALLEN joined the Company as its Vice President--Sales and Marketing in June 1997. From September 1996 until June 1997, Mr. Allen acted as an independent sports consultant. From 1989 to 1996, he was Director of Sponsorship and Broadcast Sales for the Orlando Magic of the National Basketball Association where he was responsible for building sponsorship and broadcast sales revenue. From 1974 to 1976, Mr. Allen was general manager of WHLQ-FM radio station and from 1977 to 1980, was a regional executive for the Radio Advertising Bureau (the commercial trade association of the radio business). From 1980 to 1983, he was responsible for sales and marketing for Capital Broadcasting, a six-radio station holding company based in Mobile, Alabama. From 1983 to 1989, Mr. Allen was self-employed as a broadcast operating consultant.

    ALAN N. GAGLEARD has been a practicing attorney since 1979 specializing in tax law, employee benefits related law, pension and profit sharing plans, and general civil litigation. He was also licensed as a certified public accountant in the State of Michigan in 1973. Mr. Gagleard was employed by Coopers and Lybrand and Price Waterhouse and Company, two major national accounting firms prior to and during law school. In 1997, Mr. Gagleard became the President and Chief Executive Officer of Sunwest P.E.O. Inc., a professional employer organization based in Arizona. Mr. Gagleard graduated from the Detroit College of Law in 1979.

    THOMAS F. WINTERS, JR., M.D. A graduate of Brown University, Dr. Winters received his medical degree in 1980 from the University of Connecticut. He completed an internship in internal medicine at the

Medical College of Virginia in Richmond, Virginia, a year of general surgery at St. Francis Hospital and Medical Center in Hartford, Connecticut and an orthopedic residency was at the University of Connecticut Health Center in Farmington, Connecticut. Dr. Winters completed an A.O. Fellowship in Trauma in Hanover, West Germany, followed by Fellowships in Sports Medicine and Adult Reconstructive Surgery at the Brigham and Women's Hospital of Harvard Medical School. At the Harvard Medical School he served as Assistant Team Physician for the Department of Athletics of Harvard University. He has been involved with teaching at both Harvard and now at Orlando Regional Medical Center. Dr. Winters currently serves as Team Physician for the Orlando Predators; a designated consultant for Major League Baseball, Inc.; Orthopedic Consultant for the Kansas City Royals Baseball Organization, Orlando International Aquatic Center and Brown's Gymnasium. He also works closely with area college and high school athletes. Dr. Winters has concentrated on adult orthopedics, specifically, Sports Medicine and Adult Reconstruction, which includes Total Joint Replacement, since 1986. He has received patents for the design of rotational components for total knee replacements, and for meniscal cartilage repair following knee injuries.

EXECUTIVE COMPENSATION

    The Company was organized in March 1997 to acquire, own and operate the Predators. See "Prospectus Summary--Introduction." Accordingly, all of the Company's executive officers commenced their employment with the Company in March 1997, although Messrs. Youngblood and Narushka previously held non-executive officer positions with Orlando Predators, Ltd. ("OPL"), the prior owner of the Predators and Mr. Youngblood earned compensation from OPL of approximately $100,000 for the year ended December 31, 1996. No executive officer (except Mr. Youngblood) is expected to earn in excess of $100,000 in salary and other compensation for the year ending December 31, 1997. The table below reflects anticipated annual compensation payable to the Company's Chairman and President for the year ending December 31, 1997, which will be the Company's first year of operations.

                           SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION(1)
                                                                      ---------------------------------------
                           (A)                                                                        (E)            (F)
                   NAME AND PRINCIPAL                         (B)         (C)           (D)          STOCK       OTHER ANNUAL
                        POSITION                             YEAR      SALARY($)     BONUS($)       OPTIONS    COMPENSATION($)
---------------------------------------------------------  ---------  -----------  -------------  -----------  ----------------
William G. Meris.........................................       1997           0             0         5,000    $       40,000(1)
  Chairman
Jack Youngblood..........................................       1997      60,000            (2)       34,500         (2)
  President

------------------------

(1) Represents housing, automobile and travel allowances provided to Mr. Meris.

(2) In July 1997, the Company entered into a three-year employment agreement with Mr. Youngblood providing for annual salaries of $60,000, $65,000 and $70,000 over the ensuing three-year period. Mr. Youngblood will also receive a commission ranging from 7% to 10% of all "Sponsorship Income" of the team, which is defined as gross revenues generated in cash or by tradeout for any expense that would constitute an expense on the Company's statement of operations. In 1996, Mr. Youngblood received a commission of $45,000 based upon total Sponsorship Income for the year ended December 31, 1996 of $450,000. Under Mr. Youngblood's employment agreement, he was also granted stock options to purchase up to 34,500 shares of the Company's Class A Common Stock at $2.00 per share vesting over a three-year period and exercisable until July 2007.

    The Company's directors do not receive compensation for attending Board meetings but are reimbursed for out-of-pocket expenses incurred in connection therewith.

1997 EMPLOYEE STOCK OPTION PLAN

    In April 1997, the Company's stockholders adopted the Company's 1997 Employee Stock Option Plan (the "Plan"), which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options are issuable to any officer, director, key employee or consultant of the Company.

    The Company has reserved 150,000 shares of Class A Common Stock for issuance under the Plan. The Plan is administered by the full Board of Directors, which determines which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of Class A Common Stock that may be purchased under each stock option and the stock option price.

    The per share exercise price of incentive stock options may not be less than the fair market value of the Class A Common Stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the Class A Common Stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the Class A Common Stock subject to the stock option on the date of grant.

    No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Stock options may be exercised only if the stock option holder remains continuously associated with the Company from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan cannot be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding.

    As of the date of this Prospectus, 138,000 stock options have been granted under the Plan, including an aggregate of 79,500 stock options granted to officers and directors of the Company exercisable at $2.00 per share.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the ownership of the Company's Class A and Class B Common Stock as of the date of the Prospectus, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Class A and Class B Common Stock,
(ii) each of the Company's directors and (iii) all directors and officers of the Company as a group. The stockholders listed in the table have sole voting and investment powers with respect to the shares of Class A and Class B Common Stock and their addresses are in care of the Company.

                                                                                                PERCENTAGE OF CLASS
                                                                            NUMBER OF SHARES   ----------------------
                                                                              BENEFICIALLY     PRIOR TO      AFTER
NAME                                                                              OWNED        OFFERING    OFFERING
--------------------------------------------------------------------------  -----------------  ---------  -----------
William G. Meris*(1)......................................................          18,800          1.3%         .8%
The Monolith Limited Partnership*(1)(4)...................................       1,276,500         92.5%       51.4%
Jack Youngblood(2)........................................................          34,500          2.4%        1.4%
Alan N. Gagleard(3)(4)....................................................         122,300          8.7%        4.9%
Thomas F. Winters, Jr., M.D...............................................           5,000           .4%         .2%
All directors and officers as a group (7 persons)(1)(2)(3)................       1,478,300        100.0%       57.3%

------------------------

* May be deemed to be "founders" and "promoters" of the Company as those terms are defined under the 1933 Act.

(1) The Monolith Limited Partnership ("Monolith") is a privately-held, Delaware limited partnership which owns 1,276,500 shares of the Company's Class A Common Stock as indicated above. The General Partner of Monolith is WGM Corporation, a Delaware Corporation ("WGM"), of which William G. Meris is the President and sole stockholder. The amount shown held by Mr. Meris represents stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Company's 1997 Stock Option Plan granted to Mr. Meris and stock options to purchase 13,800 shares at $2.00 per share assigned to Meris Financial, Inc. by Monolith. See "Certain Transactions."

(2) Includes stock options to purchase up to 34,500 shares of the Company's Class A Common Stock at $2.00 per share until July 2007, which have not yet vested.

(3) Includes (i) 103,500 shares of Class A Common Stock, (ii) stock options to purchase an additional 13,800 shares of the Company's Class A Common Stock from Monolith at $2.00 per share, and (iii) stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Company's 1997 Stock Option Plan.

(4) In addition to the Class A Common Stock set forth above, the Company has issued and outstanding 1,000 shares of Class B Common Stock owned 925 shares by Monolith (92.5%) and 75 shares by Gagleard (7.5%). See "Description of Securities."

                              SELLING STOCKHOLDERS

    The Company is registering by this Prospectus and at its expense 231,182 shares of Class A Common Stock held by Monolith and 18,818 shares of Class A Common Stock held by Gagleard, the Company's largest stockholder and a director of the Company, respectively. The Class A Common Stock may be sold from time to time after the date hereof in public or private open market transactions directly to purchasers or through brokerage firms at prevailing market prices less customary commissions. The Underwriters and Selling Stockholders have no plans, proposals, arrangements or understandings with respect to any transactions involving the Selling Stockholders' securities. If there are changes to the stated plan of distribution, including any plans, proposals, arrangements or understandings involving the Underwriters or the distribution of the Class A Common Stock, a post-effective amendment with current information will first be filed with and declared effective by the Commission. Information concerning the Selling Stockholders is set forth below. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act. All registration expenses associated with the sale of the Selling Stockholders' shares (excluding sales commissions) will be paid by the Company. The Selling Stockholders' shares are subject to a 12 month lock-up agreement with the Representative. See "Description of Securities--Class A Common Stock Eligible for Future Sale."

                                                                                                 PERCENT OF CLASS TO
                                                                                                   BE OWNED AFTER
                                                             PERCENT OF CLASS     NUMBER OF     OFFERING AND SALE OF
                                                NUMBER OF     OWNED PRIOR TO    SHARES OFFERED         SELLING
NAME OF SELLING STOCKHOLDER                   SHARES OWNED       OFFERING          FOR SALE     STOCKHOLDERS' SHARES
--------------------------------------------  -------------  -----------------  --------------  ---------------------
The Monolith Limited Partnership............     1,276,500(1)          92.5%         231,182               42.1%
Alan N. Gagleard............................       122,300(2)           8.7%          18,818                4.1%

------------------------

(1) Monolith owns 1,276,500 shares of the Company's Class A Common Stock as indicated above. The General Partner of Monolith is WGM Corporation, a Delaware Corporation ("WGM"), of which William G. Meris is the President and sole stockholder.

(2) Includes (i) 103,500 shares of Class A Common Stock, (ii) stock options to purchase an additional 13,800 shares of the Company's Class A Common Stock from Monolith at $2.00 per share, and (iii) stock options to purchase up to 5,000 shares of the Company's Class A Common Stock at $2.00 per share under the Company's 1997 Stock Option Plan.

                              CERTAIN TRANSACTIONS

    In February 1997, The Monolith Limited Partnership ("Monolith") purchased 92.5% and Alan N. Gagleard ("Gagleard") purchased 7.5% of the Predators from Orlando Predators, Ltd. ("OPL"), a non-affiliated Florida limited partnership for a purchase price of $2,325,000 including $1,875,000 in cash, $180,000 in the form of a promissory note payable to OPL and the issuance of $225,000 of Monolith limited partnership interests to OPL. In March 1997, Monolith organized the Company and transferred its 92.5% ownership of the Predators to the Company in exchange for the issuance by the Company of 1,276,500 shares of its common stock to Monolith (valued at $.34 per share), the issuance of a promissory note bearing interest at 8% per annum payable to Monolith in the amount of $1,295,000 due the earlier of December 31, 1998 or the closing of the Offering and the assumption by the Company of the $180,000 promissory note obligation to OPL. At the same time, Gagleard transferred his 7.5% ownership of the Predators to the Company in exchange for 103,500 shares of its common stock (valued at $.48 per share) and the issuance of a promissory note payable to Gagleard in the amount of $105,000 carrying the same terms as the Monolith promissory note. Also in March 1997, Mr. Meris, the President of WGM Corporation, the corporate general partner of Monolith, became the Chairman of the Company and Gagleard became a director.

    In June 1997, the Company paid the $180,000 promissory note due OPL and Monolith repurchased the $225,000 of Monolith limited partnership interests from OPL for $225,000 in cash. At the same time, Monolith borrowed $112,500 from Gagleard, evidenced by a non-interest bearing promissory note due the earlier of December 31, 1998 or the closing of the Offering. As additional consideration for the loan, Monolith granted Gagleard an option to purchase 13,800 shares of the Company's common stock owned by Monolith for $2.00 per share.

    Meris Financial, Inc., an affiliate of William G. Meris, the Company's Chairman, earned a consulting fee of $5,000 plus reimbursement of its expenses for providing administrative assistance to the Company in connection with the Offering.

    Between March and November 1997 Monolith and Gagleard loaned the Company $862,537 and $120,291, respectively for working capital evidenced by promissory notes bearing interest at 8% per annum due the earlier of December 31, 1998 or the closing of the Offering. See "Use of Proceeds."

    In November 1997 the Company (i) issued 1,276,500 shares of its Class A Common Stock and 925 shares of its Class B Common Stock to Monolith in exchange for 1,276,500 shares of its then-voting common stock and $4,625 in cash and (ii) issued 103,500 shares of its Class A Common Stock and 75 shares of its Class B Common Stock to Gagleard in exchange for 103,500 shares of its then-voting common stock and $375 in cash. The Class B Common Stock was issued to Monolith and Gagleard at $5.00 per share, the same price as the Offering price per share. Prior to the exchange, Monolith and Gagleard owned all of the then-voting common stock and continued to do so following the exchange. The Class B Common Stock was issued to satisfy the control requirements of the AFL. The AFL Bylaws require League approval before an AFL team may become publicly held. In the case of the Company, League approval was conditioned upon the League's requirement that voting control of the Company would remain in the hands of its two existing stockholders (Monolith and Gagleard). The League requirement was satisfied by the Company through creation of the Class B Common Stock each share of which votes the equivalent of 10,000 shares of Class A Common Stock. See "Arena Football--Restrictions on Ownership" and "Description of Securities."

    In July 1997 Monolith granted options to purchase 90,365 shares of the Company's Common Stock owned by Monolith and exercisable at $2.00 per share to four persons, including Gagleard (13,800 options) and Meris Financial, Inc. (13,800 options).

    The Company believes the terms of the above transactions were fair, reasonable and consistent with terms that could be obtained from nonaffiliated third parties. All future transactions with affiliates of the Company will be approved by the disinterested members of the Company's Board of Directors. Moreover, the Company's securities (other than stock options under the Company's 1997 Employee Stock Option Plan) may not be issued to management, promoters or their respective associates or affiliates without obtaining (i) a fairness opinion from a qualified brokerage firm or appraiser confirming the fairness of the consideration to be received by the Company for the issuance of any such securities and (ii) written approval of the securities issuance by a majority of the Company's disinterested directors.

                           DESCRIPTION OF SECURITIES

UNITS

    Each Unit offered hereby consists of two shares of Class A Common Stock and one Warrant. The Common Stock and Warrants have been approved for listing on NASDAQ and are separately transferable as of the date of this Prospectus. The Units have not been listed with, and will not trade on, NASDAQ.

CLASS A AND CLASS B COMMON STOCK

    The Company is authorized to issue 15,000,000 shares of no par value Common Stock ("Common Stock"), of which 1,380,000 shares of Class A Common Stock are outstanding as of the date of this Prospectus held by two stockholders. In addition, the Company has issued 1,000 shares of no par value Class B Common Stock. The Class A Common Stock and Class B Common Stock are identical in all respects except that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes. The Class B Common Stock was issued to satisfy certain control requirements of the AFL. See "Arena Football--Restrictions on Ownership" and "Certain Transactions." Upon issuance, shares of Common Stock are not subject to further assessment or call. Subject to the prior rights of any series of preferred stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable. The holders of the Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock.

REDEEMABLE WARRANTS

    Each Warrant represents the right to purchase one share of Class A Common Stock at an initial exercise price of $7.50 per share for a period of five years from the date hereof. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain events, including the issuance of Class A Common Stock as a dividend on shares of Class A Common Stock, subdivisions or combinations of the Class A Common Stock or similar events. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Class A Common Stock for less than the exercise price of the Warrants or the current market price of the Company's securities.

    Warrants may be redeemed in whole or in part, at the option of the Company, upon 30 days' notice, at a redemption price equal to $.01 per Warrant if the closing price of the Company's Class A Common Stock on NASDAQ is at least $7.50 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption.

    Holders of Warrants may exercise their Warrants for the purchase of shares of Class A Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities laws. The Company will use its best efforts to maintain a current prospectus relating to such shares of Class A Common Stock at all times when the market price of the Class A Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so.

    The shares of Class A Common Stock issuable upon exercise of the Warrants will be, when issued in accordance with the Warrants, fully paid and non-assessable. The holders of the Warrants have no rights as stockholders until they exercise their Warrants.

    For the life of the Warrants, the holders thereof are given the opportunity to profit from a rise in the market for the Company's Class A Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Warrants.

    The Class A Common Stock and Warrants offered hereby have been approved for listing on the Nasdaq SmallCap Market.

PREFERRED STOCK

    The Company is authorized to issue 1,500,000 shares of preferred stock, no par value (the "Preferred Stock"). The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

    It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company, and may adversely affect the holders of the common stock. The Company has not issued any Preferred Stock and has no current intention to do so.

CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, there will be 2,480,000 shares of Class A Common Stock outstanding (excluding shares issuable upon issuance of the Warrants, the Overallotment Option or the Representative's Unit Warrant), of which 1,100,000 shares and 550,000 shares underlying the Warrants together with 250,000 shares of Class A Common Stock offered on behalf of the Selling Stockholders are being registered in the Offering and will be freely tradeable without restriction subject to the lock-up agreement described below (unless purchased by "affiliates" of the Company as this term is defined under the 1933
Act). The remaining 1,130,000 shares have not been registered under the 1933 Act and are therefore "restricted securities" under Rule 144 of the 1933 Act. ("Rule 144")

    In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, subject to certain requirements concerning the availability of public information and the manner and notice of sale, may sell within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding common shares (approximately 24,800 shares immediately after the Offering assuming no exercise of the Warrants, the Overallotment Option or the Representative's Unit Warrant) or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation, so long as such person is not an affiliate of the Company, has not been an affiliate for three months prior to the sale and has beneficially owned the shares for at least two years. All 1,130,000 shares will be available for resale under Rule 144 in March 1998 subject to the lock-up agreements described below. The Company is unable to predict the effect that any sales, under Rule 144 or otherwise, may have on the then prevailing market price of the Class A Common Stock.

    All of the Company's stockholders (including the Selling Stockholders) have agreed in lock-up agreements signed with the Representative not to sell or otherwise dispose of any of their shares of Class A Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Representative. No prediction can be made as to the effect, if any, that sales of Class A Common Stock or the availability of such shares for sale will have on the market price of the Class A Common Stock. Nevertheless, the possibility that substantial amounts of Class A Common Stock may be sold in the public market with the Representative's consent soon after completion of the Offering, may adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

    The Company has granted certain demand and piggy-back registration rights to the Representative with respect to the Representative's Unit Warrant as well as the Class A Common Stock issuable upon exercise of the Representative's Unit Warrant. The Company may also register the Class A Common Stock underlying its 1997 Employee Stock Option Plan in the future. See "Management--1997 Employee Stock Option Plan" and "Underwriting."

TRANSFER AGENT AND WARRANT AGENT

    The Company has appointed Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202, as its transfer agent and warrant agent.

DIVIDENDS

    The Company has not paid dividends on its Class A and Class B Common Stock since inception and does not plan to pay dividends in the foreseeable future. Earnings, if any, will be retained to finance growth.

LIMITATION ON LIABILITY

    The Company's bylaws provide that a director shall not be personally liable to the Company or its stockholders for any action taken or any failure to act to the full extent permitted by the Florida Business Corporation Act. The effect of this provision in the bylaws is to eliminate the rights of the Company and its stockholders, through stockholders' derivative suits on behalf of the Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or to seek monetary damages for (i) a violation of criminal law, (ii) unlawful payment of dividends or other distribution under Florida law, (iii) a transaction in which a director derived an improper personal benefit, (iv) willful misconduct, or (v) reckless, malicious or wanton acts.

                                  UNDERWRITING

    The Underwriters named below acting through First Midwest Securities, Inc. as the lead managing underwriter (the "Representative") and Berry-Shino Securities, Inc. as the co-managing underwriter have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase on a firm commitment basis from the Company the number of Units set forth opposite their names.

                                                                                     NUMBER OF
UNDERWRITER                                                                            UNITS
----------------------------------------------------------------------------------  -----------
First Midwest Securities, Inc.....................................................     263,000
Berry-Shino Securities, Inc.......................................................     100,000
M.S. Farrell & Company, Inc.......................................................      62,000
Schneider Securities, Inc.........................................................      40,000
Paragon Capital Corporation.......................................................      35,000
Meridian Capital Group, Inc.......................................................      30,000
DuPont Securities Group, Inc......................................................      20,000
                                                                                    -----------
    Total.........................................................................     550,000
                                                                                    -----------
                                                                                    -----------

    The Company has been advised by the Representative that the Underwriters propose to offer the Units purchased by them directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at a maximum price of $9.25 per Unit. Any changes in the price of the Units or selling terms after the initial distribution of the Units offered hereby will not affect the amount of net proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Underwriters are obligated to purchase and pay for all of the Units, if any Units are taken. After the initial public offering of the Units, the offering price and the selling terms may be changed by the Underwriters.

    The Company has granted the Representative an Overallotment Option, exercisable within 30 days from the date of this Prospectus, to purchase up to 82,500 Units solely to cover overallotments.

    The Underwriters will purchase the Units (including Units subject to the Overallotment Option) from the Company at a price of $10.00 per Unit. In addition, the Company has agreed to pay to the Representative a 3% nonaccountable expense allowance on the aggregate initial public offering price of the Units, including Units subject to the Overallotment Option. The Overallotment Option may only be exercised by the Representative.

    The offering price of the Units and the exercise price of the Warrants were determined by negotiations between the Company and the Representative based upon such factors as the Company's historical revenues and earnings, the percentage of the Company's outstanding securities to be offered hereby, the experience of the Company's management and the prospects for the Company and its competitors within the sports entertainment industry.

    The Company has agreed to issue the Representative's Unit Warrant to the Representative for a consideration of $100. The Representative's Unit Warrant is exercisable at any time during the four-year period commencing one year from the date of this Prospectus to purchase up to 55,000 Units for $12.00 per Unit. The terms of the Warrants comprising a part of the Representative's Unit Warrant are identical to the terms of the Warrants. The Representative shall not sell, transfer, pledge or hypothecate for a period of 12 months from the effective date of the Offering, the Representative's Unit Warrant except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. The Representative's Unit Warrant bears a restrictive legend describing the restrictions set forth herein and stating the time period for which the restrictions are applicable. During the term of the Representative's Unit Warrant, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's securities. The Company may find it more difficult to raise additional equity capital while the

Representative's Unit Warrant is outstanding. At any time at which the Representative's Unit Warrant is likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. Any profit realized on the sale of the Representative's Unit Warrant or the underlying securities may be deemed additional underwriting compensation. The Company has registered the Units underlying the Representative's Unit Warrant under the 1933 Act. If the Company files a registration statement under the provisions of the 1933 Act at any time for a period of four years commencing one year from the date of this Prospectus, the holders of the Representative's Unit Warrant or underlying Units will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Units at the request of the holders. Additionally, the Company has agreed, for a period of four years commencing one year from the date of this Prospectus, on demand of the holders of a majority of the Representative's Unit Warrant or the Units issued thereunder, to register the Units underlying the Representative's Unit Warrant one time at the Company's expense. The registration of securities pursuant to the Representative's Unit Warrant may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Unit Warrant is outstanding. The number of Units issuable under the Representative's Unit Warrant and the exercise price are subject to adjustment under certain events to prevent dilution.

    In connection with the Offering, the Underwriters may purchase and sell the Class A Common Stock and Warrants in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Class A Common Stock and Warrants; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock or of Warrants than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock and Warrants sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock and Warrants, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on NASDAQ in the over-the-counter market or otherwise.

    All of the Company's stockholders including the Selling Stockholders have agreed, pursuant to lock-up agreements with the Representative, not to sell or otherwise dispose of any of their shares of Class A Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Representative. There are no plans, proposals, arrangements or understandings by or with the Representative to waive or shorten any lock-up agreements with the Company's stockholders.

    The Company has agreed to pay Meris Financial, Inc., an affiliate of William
G. Meris, a consulting fee of $5,000 plus reimbursement of any out of pocket expenses for providing administrative assistance to the Company in connection with the Offering. See "Certain Transactions."

    The Company has agreed with the Representative that, for a period of 24 months from the date of closing of the Offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. The observer will have no voting rights, will be reimbursed for out-of-pocket expense incurred in attending meetings and will be indemnified against any claims arising out of participation at the meetings, including claims based on liabilities arising under the securities laws.

    The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company and the Commission. See "Available Information."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that any Underwriter may be required to make in respect thereof. The Representative does not intend to sell the Units to any accounts over which it exercises discretionary authority.

                                 LEGAL MATTERS

    The validity of the Class A Common Stock and Warrants comprising the Units offered hereby will be passed upon for the Company by the Law Office of Gary A. Agron, Englewood, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Representative by Niebler & Muren, S.C., Brookfield, Wisconsin.

                                    EXPERTS

    The financial statements of the Company for the period ended March 31, 1997 and for the years ended December 31, 1996 and 1995, appearing in this Prospectus, have been audited by AJ. Robbins, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the 1933 Act with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Units, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected without charge at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

    The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at the addresses indicated above.

                                     INDEX

                                                                                                               PAGE
                                                                                                             ---------
THE ORLANDO PREDATORS ENTERTAINMENT, INC. UNAUDITED PROFORMA FINANCIAL STATEMENTS
  Unaudited Proforma Explanatory Headnote..................................................................        F-2
  Unaudited Proforma Statements of Operations..............................................................        F-3
  Notes to Unaudited Proforma Financial Statements.........................................................        F-5

THE ORLANDO PREDATORS ENTERTAINMENT, INC.
  Independent Auditors' Report.............................................................................        F-6
  Financial Statements:
    Balance Sheets.........................................................................................        F-7
    Statements of Operations...............................................................................        F-8
    Statements of Changes in Stockholders' Equity (Deficit)................................................        F-9
    Statements of Cash Flows...............................................................................       F-10
  Notes to Financial Statements............................................................................       F-11

ORLANDO PREDATORS, A DIVISION OF ORLANDO PREDATORS, LTD.
  Independent Auditors' Report.............................................................................       F-20
  Financial Statements:
    Balance Sheet..........................................................................................       F-21
    Statements of Operations...............................................................................       F-22
    Statements of Changes in Division Equity (Deficit).....................................................       F-23
    Statements of Cash Flows...............................................................................       F-24
  Notes to Financial Statements............................................................................       F-25

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                    UNAUDITED PROFORMA FINANCIAL INFORMATION
                              EXPLANATORY HEADNOTE

INTRODUCTION

    The following unaudited proforma financial statements give effect to the acquisition of The Orlando Predators, a Division of Orlando Predators, Ltd. (Predators) by The Orlando Predators Entertainment, Inc. (the Company) and the completion of the proposed public offering of common stock and is based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements and notes thereto, which are incorporated by reference herein. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the date indicated or the results which may be obtained in the future.

    Revenues and related game expenses are recorded at the time games are played. General, administrative, selling and promotional expenses are recognized as incurred.

    The proforma statement of operations for the nine months ended September 30, 1997 includes the operating results of the Company for the period February 14, 1997 to September 30, 1997 and the operating results of the predecessor owners of the Predators for the period January 1, 1997 to February 13, 1997. The proforma statement of operations for the year ended December 31, 1996 consists of the operating results of the predecessor owners of the Predators.

ACQUISITION

    On February 13, 1997, the Company acquired substantially all of the assets and the business of the Orlando Predators, a Division of Orlando Predators, Ltd. (Predators). The assets consist primarily of the Orlando Arena Football League
(AFL) membership, game and office equipment. The purchase price for the team, purchased by Monolith Limited Partnership (Monolith) as an agent for the Company, was $2,325,000 comprised of $1,875,000 in cash, $180,000 note which is payable in February, 1998, assumption of $45,000 in commissions payable, and $225,000 of Monolith interests.

    The purchase price for the Predators has been allocated as follows:

AFL Membership..................................................  $1,989,860
Game equipment system...........................................    225,721
Office equipment................................................     41,948
Prepaid expenses................................................     67,471
                                                                  ---------
  Total Purchase Price..........................................  2,325,000
Monolith units..................................................   (225,000)
Note payable....................................................   (180,000)
Commissions payable.............................................    (45,000)
                                                                  ---------
Cash paid at closing............................................  $1,875,000
                                                                  ---------
                                                                  ---------

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                   UNAUDITED PROFORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                THE ORLANDO
                                  ORLANDO                        PREDATORS
                               PREDATORS FOR                   ENTERTAINMENT,        THE ORLANDO
                                THE PERIOD       ORLANDO        INC. FOR THE          PREDATORS       PROFORMA NINE
                               JANUARY 1 TO     PREDATORS    PERIOD FEBRUARY 14  ENTERTAINMENT, INC.  MONTHS ENDED
                               FEBRUARY 13,     PROFORMA      TO SEPTEMBER 30,        PROFORMA        SEPTEMBER 30,
                                   1997        ADJUSTMENTS          1997             ADJUSTMENTS          1997
                               -------------  -------------  ------------------  -------------------  -------------
                                                                                                       (UNAUDITED)
REVENUES:
  Ticket revenues............    $  --         $   --            $1,508,127          $   --            $1,508,127
  Play-off game ticket
    revenues.................       --             --               140,318              --               140,318
  Play-off game revenue
    sharing..................       --             --                45,000              --                45,000
  Local television and radio
    broadcast rights.........       --             --                87,632              --                87,632
  Advertising and
    promotions...............       --             --               641,651              --               641,651
  Advertising and promotions,
    related party............       --             --                50,000              --                50,000
  League revenue.............       --             --               181,250              --               181,250
  Other......................       --             --                 6,588              --                 6,588
                               -------------  -------------  ------------------        -------        -------------
    Total Revenues...........       --             --             2,660,566              --             2,660,566
                               -------------  -------------  ------------------        -------        -------------
COSTS AND EXPENSES:
  Operations.................       --             --             1,825,392              --             1,825,392
  Operations, related
    party....................       --             --                 5,362              --                 5,362
  Selling and promotional
    expenses.................       --             --               399,351              --               399,351
  League assessments.........       --             --               224,622              --               224,622
  General and
    administrative...........       65,792         --               638,246              --               704,038
  Amortization...............        1,172         5,021(2)          30,130              --                36,323
  Depreciation...............        1,469          (632)(2)         21,505              --                22,342
                               -------------  -------------  ------------------        -------        -------------
    Total Costs and
      Expenses...............       68,433         4,389          3,144,608              --             3,217,430
                               -------------  -------------  ------------------        -------        -------------
OPERATING INCOME (LOSS)......      (68,433)       (4,389)          (484,042)             --              (556,864)
                               -------------  -------------  ------------------        -------        -------------
OTHER INCOME (EXPENSE):
  Interest expense...........       --             --               (67,581)            67,581(3)          --
  Interest income............          729         --                 5,875              --                 6,604
                               -------------  -------------  ------------------        -------        -------------
    Net Other Income
      (Expense)..............          729         --               (61,706)            67,581              6,604
                               -------------  -------------  ------------------        -------        -------------
NET INCOME (LOSS)............    $ (67,704)    $  (4,389)        $ (545,748)         $  67,581         $ (550,260)
                               -------------  -------------  ------------------        -------        -------------
                               -------------  -------------  ------------------        -------        -------------
NET LOSS PER SHARE...........                                                                          $     (.22)(6)
                                                                                                      -------------
                                                                                                      -------------
Weighted Average Number of
  Common Shares Outstanding..                                                                           2,480,000(5)
                                                                                                      -------------
                                                                                                      -------------

      See Accompanying Headnote and Notes to Proforma Financial Statements

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                   UNAUDITED PROFORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                     ORLANDO
                                                                    PREDATORS
                                                                   FOR THE YEAR     ORLANDO
                                                                      ENDED        PREDATORS      PROFORMA YEAR
                                                                   DECEMBER 31,     PROFORMA      ENDED DECEMBER
                                                                       1996       ADJUSTMENTS        31, 1996
                                                                   ------------  --------------  ----------------
REVENUES:
  Ticket revenues................................................   $1,871,039   $     --        $  1,871,039
  Play-off game revenue sharing..................................       40,000         --              40,000
  Local television and radio broadcast rights....................       89,682         --              89,682
  Advertising and promotions.....................................      792,320       43,899(4)        836,219
  Advertising and promotions, related parties....................       43,899      (43,899)(4)         --
  League revenue.................................................       17,783         --              17,783
  Other..........................................................       34,660         --              34,660
                                                                   ------------  --------------  ----------------
    Total Revenues...............................................    2,889,383         --           2,889,383
                                                                   ------------  --------------  ----------------
COSTS AND EXPENSES:
  Operations.....................................................    2,180,734       13,023(4)      2,193,757
  Operations, related party......................................       13,023      (13,023)(4)         --
  Selling and promotional expenses...............................      443,405         --             443,405
  League assessments.............................................      151,379         --             151,379
  General and administrative.....................................      606,222       19,415(4)        625,637
  General and administrative, related party......................       19,415      (19,415)(4)         --
  Amortization...................................................       10,175       39,572(2)         49,747
  Depreciation...................................................       29,662        9,044(2)         38,706
                                                                   ------------  --------------  ----------------
    Total Costs and Expenses.....................................    3,454,015       48,616         3,502,631
                                                                   ------------  --------------  ----------------
OPERATING (LOSS)                                                      (564,632)     (48,616)         (613,248)
                                                                   ------------  --------------  ----------------
OTHER INCOME:
  Interest income................................................        3,325         --               3,325
                                                                   ------------  --------------  ----------------
    Net Other Income.............................................        3,325         --               3,325
                                                                   ------------  --------------  ----------------
NET LOSS.........................................................   $ (561,307)  $  (48,616)     $   (609,923)
                                                                   ------------  --------------  ----------------
                                                                   ------------  --------------  ----------------
NET LOSS PER SHARE...............................................                                $       (.25)(6)
                                                                                                 ----------------
                                                                                                 ----------------
Weighted Average Number of Common Shares Outstanding.............                                   2,480,000(5)
                                                                                                 ----------------
                                                                                                 ----------------

     See Accompanying Headnote and Notes to Proforma Financial Statements.

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                NOTES TO UNAUDITED PROFORMA FINANCIAL STATEMENTS

NOTE 1--PROFORMA ADJUSTMENTS

    The adjustments relating to the statements of operations are computed assuming the acquisition of the Predators occurred and the proposed public offering of common stock was completed at the beginning of the periods presented.

NOTE 2--DEPRECIATION AND AMORTIZATION

    Increased depreciation expense reflects the additional costs of assets acquired. Additional amortization reflects amortization of AFL membership using the straight-line method over 40 years and the increased cost of the AFL membership.

NOTE 3--INTEREST EXPENSE

    The decrease assumes the completion of the proposed public offering of common stock which precludes the requirement of debt and related interest expense.

NOTE 4--RELATED PARTY TRANSACTIONS

    Reflects reclassification of transactions with related parties, who are no longer related parties.

NOTE 5--WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

    Includes the weighted average shares of the Company's common stock in the proposed public offering of common stock.

NOTE 6--PROFORMA NET LOSS PER SHARE

    Proforma net loss per share is calculated assuming that the 2,480,000 shares of the Company's common stock are outstanding for the entire period presented.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors

The Orlando Predators Entertainment, Inc.

Orlando, Florida

    We have audited the accompanying balance sheet of The Orlando Predators Entertainment, Inc. as of March 31, 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows from February 14, 1997 (inception) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of The Orlando Predators Entertainment, Inc. as of March 31, 1997 and the results of its operations and its cash flows for the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          AJ. ROBBINS, P.C.

                                          CERTIFIED PUBLIC ACCOUNTANTS

                                            AND CONSULTANTS

Denver, Colorado

May 30, 1997

Except for Note 12 as to

  which the date is September 5, 1997

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                        MARCH 31,
                                                                                           1997
                                                                                       ------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash...............................................................................  $    357,982   $   156,100
  Accounts receivable................................................................       688,956        25,867
  Stock subscriptions receivable.....................................................        49,709       --
  Inventory..........................................................................        19,985        32,457
  Receivable from employees..........................................................         7,098        30,246
  Prepaid expenses...................................................................       333,982         1,656
                                                                                       ------------  -------------
    Total Current Assets.............................................................     1,457,712       246,326
PROPERTY AND EQUIPMENT, at cost, net.................................................       266,832       268,294
MEMBERSHIP COST, net.................................................................     1,983,667     1,960,841
OTHER INTANGIBLES, net...............................................................       --             38,889
RESTRICTED INVESTMENT................................................................       100,000       100,000
DEFERRED OFFERING COSTS..............................................................       --            101,644
OTHER ASSETS.........................................................................         1,700         6,408
                                                                                       ------------  -------------
                                                                                       $  3,809,911   $ 2,722,402
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............................................  $    146,767   $   150,426
  Due to League......................................................................         8,000         6,000
  Accrued interest...................................................................         1,023       --
  Accrued interest, stockholder......................................................       --             65,142
  Deferred revenue...................................................................     1,858,749       280,958
  Note payable.......................................................................        90,098       --
  Notes payable, stockholders........................................................     1,295,000     2,277,828
                                                                                       ------------  -------------
    Total Current Liabilities........................................................     3,399,637     2,780,354
                                                                                       ------------  -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, 1,500,000 shares authorized; none issued or outstanding...........       --            --
  Common stock, 15,000,000 shares authorized; 1,380,000 issued and outstanding.......       487,796       487,796
  Retained earnings (deficit)........................................................       (77,522)     (545,748)
                                                                                       ------------  -------------
    Total Stockholders' Equity (Deficit).............................................       410,274       (57,952)
                                                                                       ------------  -------------
                                                                                       $  3,809,911   $ 2,722,402
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                See Accompanying Notes to Financial Statements.

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                            STATEMENTS OF OPERATIONS

                                                                                        FOR THE
                                                                                        PERIOD
                                                                                      FEBRUARY 14
                                                                                     TO MARCH 31,
                                                                                         1997
                                                                                     -------------     FOR THE
                                                                                                       PERIOD
                                                                                                     FEBRUARY 14
                                                                                                    TO SEPTEMBER
                                                                                                      30, 1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
REVENUES:
  Ticket revenues..................................................................   $   --         $ 1,508,127
  Play-off game ticket revenues....................................................       --             140,318
  Play-off game revenue sharing....................................................       --              45,000
  Local television and radio broadcast rights......................................       --              87,632
  Advertising and promotions.......................................................       --             641,651
  Advertising and promotions, related party........................................       --              50,000
  League revenue...................................................................       --             181,250
  Other............................................................................       --               6,588
                                                                                     -------------  -------------
    Total Revenues.................................................................       --           2,660,566
                                                                                     -------------  -------------
COSTS AND EXPENSES:
  Operations.......................................................................       --           1,825,392
  Operations, related party........................................................       --               5,362
  Selling and promotional expenses.................................................         3,140        399,351
  League assessments...............................................................       --             224,622
  General and administrative.......................................................        68,054        638,246
  Amortization.....................................................................         6,193         30,130
  Depreciation.....................................................................           837         21,505
                                                                                     -------------  -------------
    Total Costs and Expenses.......................................................        78,224      3,144,608
                                                                                     -------------  -------------
OPERATING INCOME (LOSS)............................................................       (78,224)      (484,042)
                                                                                     -------------  -------------
OTHER INCOME (EXPENSE):
  Interest expense.................................................................        (1,023)       (67,581)
  Interest income..................................................................         1,725          5,875
                                                                                     -------------  -------------
    Net Other Income (Expense).....................................................           702        (61,706)
                                                                                     -------------  -------------
NET INCOME (LOSS)..................................................................   $   (77,522)   $  (545,748)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
NET INCOME (LOSS) PER SHARE........................................................   $      (.06)   $      (.40)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted Average Number of Common Shares Outstanding...............................     1,380,000      1,380,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                 See Accompanying Notes to Financial Statements

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                      FOR THE PERIOD ENDED MARCH 31, 1997

              AND THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                     COMMON STOCK        RETAINED
                                                                ----------------------   EARNINGS
                                                                  SHARES      AMOUNT     (DEFICIT)      TOTAL
                                                                ----------  ----------  -----------  -----------
Stock issued in exchange for ownership of the
  Predators...................................................   1,276,500  $  438,087  $   --       $   438,087
Stock issued for stock subscription...........................     103,500      49,709      --            49,709
Net loss......................................................      --          --          (77,522)     (77,522)
                                                                ----------  ----------  -----------  -----------
Balances, March 31, 1997......................................   1,380,000     487,796      (77,522)     410,274
Net loss (unaudited)..........................................      --          --         (468,226)    (468,226)
                                                                ----------  ----------  -----------  -----------
Balances, September 30, 1997 (unaudited)......................   1,380,000  $  487,796  $  (545,748) $   (57,952)
                                                                ----------  ----------  -----------  -----------
                                                                ----------  ----------  -----------  -----------

                 See Accompanying Notes to Financial Statements

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         FOR THE
                                                                                         PERIOD
                                                                                       FEBRUARY 14
                                                                                      TO MARCH 31,
                                                                                          1997
                                                                                      -------------     FOR THE
                                                                                                        PERIOD
                                                                                                      FEBRUARY 14
                                                                                                     TO SEPTEMBER
                                                                                                       30, 1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
  Net income (loss).................................................................   $   (77,522)   $  (545,748)
  Adjustments to reconcile net income (loss) to net cash from operating activities:
    Depreciation and amortization...................................................         7,030         51,635
    Changes in assets and liabilities:
      Accounts receivable...........................................................       --             663,089
      Employee receivables..........................................................        (1,637)       (24,785)
      Inventory.....................................................................       --             (12,472)
      Prepaid expenses..............................................................      (241,540)        90,785
      Other assets..................................................................        (1,700)        (6,408)
      Accounts payable and accrued expenses.........................................       102,789        171,007
      Deferred revenue..............................................................       570,562     (1,007,229)
                                                                                      -------------  -------------
        Net Cash Provided (Used) by Operating Activities............................       357,982       (620,126)
                                                                                      -------------  -------------
CASH FLOWS (TO) INVESTING ACTIVITIES:
  Purchase of equipment.............................................................       --             (22,130)
  Investment in certificate of deposit..............................................      (100,000)      (100,000)
  Payments for contract purchase....................................................       --             (40,000)
                                                                                      -------------  -------------
        Net Cash (Used) by Investing Activities.....................................      (100,000)      (162,130)
                                                                                      -------------  -------------
CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Loans from stockholders...........................................................       100,000      1,040,000
  Payment of deferred offering costs................................................       --            (101,644)
                                                                                      -------------  -------------
        Net Cash Provided by Financing Activities...................................       100,000        938,356
                                                                                      -------------  -------------
INCREASE IN CASH....................................................................       357,982        156,100
CASH, beginning of period...........................................................       --             --
                                                                                      -------------  -------------
CASH, end of period.................................................................   $   357,982    $   156,100
                                                                                      -------------  -------------
                                                                                      -------------  -------------

------------------------

SEE NOTE 11

                 See Accompanying Notes to Financial Statements

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ACTIVITY

    The Orlando Predators Entertainment, Inc. (the Company), was formed on March 27, 1997, to acquire, own and operate the Orlando Predators, a Division of Orlando Predators, Ltd. (Predators). The Predators are a professional Arena Football team and a member of the Arena Football League (AFL). (See Note 3). The AFL membership was purchased by Monolith Limited Partnership (Monolith) as an agent for the Company on February 13, 1997 from the Orlando Predators, Ltd. During March 1997, Monolith organized the Company and transferred ownership of the Predators to the Company in exchange for 1,276,500 shares of the Company's common stock (See Note 2).

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the unaudited interim financial statements for the period ended September 30, 1997 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such period. The results of operations for the interim period ended September 30, 1997 are not necessarily indicative of the results to be expected for the period ending December 31, 1997.

    Audited financial statements for Orlando Predators, a division of Orlando Predators, Ltd., the predecessor owner, for the period prior to acquisition, January 1, 1997 through February 13, 1997, are not presented since no substantial activities took place during that period.

    CASH AND CASH EQUIVALENTS

    Cash and equivalents consists primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

    INVENTORY

    Inventory consists of team merchandise available for sale. Inventory is stated at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation expense is provided on a straight-line basis using the estimated useful lives of 5-10 years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is credited or charged to operations. Depreciation and amortization expense for the periods ended March 31, 1997 and September 30, 1997 was $837 and $21,505, respectively.

    RESTRICTED INVESTMENT

    Restricted investment consists of an interest bearing certificate of deposit with a financial institution, which also provides a letter of credit to the Company. The certificate of deposit was a condition of awarding the letter of credit (See Note 10).

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MEMBERSHIP COST

    The AFL membership is recorded at cost of $1,989,860 and is being amortized on a straight-line basis over 40 years. Amortization expense for the periods ended March 31, 1997 and September 30, 1997 was $6,193 and $29,019, respectively.

    The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of the membership cost may warrant revision or that the remaining balance of the asset may not be recoverable. If factors indicate that the membership cost may be impaired, the Company uses an estimate of the remaining value of the membership rights in measuring whether the asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period as required under the provisions of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets". No such charge has been required.

    OTHER INTANGIBLE ASSETS

    The remainder of the new head coach's contract from his former employer was purchased for $40,000 and is being amortized on a straight-line basis over the term of his contract with the Company, 3 years. Amortization expense for the periods ended March 31, 1997 and September 30, 1997 was $-0- and $1,111, respectively.

    FOOTBALL OPERATIONS

    Revenues, principally ticket sales and television and radio broadcasting fees are recorded as revenues at the time the related game is played. The Company is entitled to keep all gate receipts from home games but does not share in the gate receipts from away games. Team expenses (principally player and coaches salaries, fringe benefits, insurance, game expenses, arena rentals and travel) are recorded as expenses on the same basis. Accordingly, income and expenses not earned or incurred are recorded as deferred revenues and prepaid expenses and are amortized ratably as regular season games are played. General, administrative, selling and promotional expenses are charged to operations as incurred.

    DEFERRED OFFERING COSTS

    Costs incurred in connection with the Company's anticipated public offering will be deferred and will be charged against stockholders' equity upon the successful completion of the offering or charged to expense if not successful.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company sells sponsorships for cash and services. In exchange, the sponsor receives advertising and various benefits to Predator games. The value of the services has been estimated in the accompanying

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements. Management believes these estimates reasonably disclose the value of services received.

    INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the tax payable for the current period and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

    Deferred tax assets arise primarily from the net operating loss and amortization of the membership cost which is not deductible for tax purposes until the membership is sold. Deferred tax liabilities result when depreciation for tax purposes exceeds depreciation for book purposes. The net deferred tax asset at March 31, 1997 and September 30, 1997 is not significant. A valuation allowance equal to the net deferred tax asset has been recorded since it is more likely than not that the tax asset will not be realized.

    CONCENTRATIONS OF CREDIT RISK

    Concentrations of credit risk associated with accounts receivable is limited due to accounts receivable transactions arising from sponsorship contracts which have a history of performance. The supply of talented players is limited due to the competitive nature with other professional football leagues.

    The Company maintains all cash in deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The fair value of notes payable to stockholders cannot be determined due to the related nature of these transactions.

    EARNINGS PER COMMON SHARE

    Earnings per common share is computed based upon the weighted average number of common and dilutive common equivalent shares outstanding during the period. Fully diluted and primary earnings per common share are the same amounts for each of the periods presented.

    Common shares which may be issued by the Company immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of warrants and stock options (using the treasury stock method) at prices substantially less than the initial public offering price will be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method). In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

    STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No.123). Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion (APB) No. 25. However, if the provisions of APB No. 25 are continued, proforma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Corporation intends to recognize compensation costs under the provisions of APB No. 25 and will provide the expanded disclosure required by SFAS No. 123.

    ADOPTION OF NEW STANDARDS

    Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128), was issued in February 1997 (effective for financial statements ending December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in APB Opinion No. 15, Earnings Per Share, and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company has not yet assessed the impact of SFAS No. 128 on its financial statements.

NOTE 2--ACQUISITION OF PREDATORS

    The Predators were purchased by Monolith Limited Partnership (Monolith) as an agent for the Company on February 13, 1997 from the Orlando Predators, Ltd. During March, 1997 Monolith organized the Company and transferred ownership of the Predators to the Company in exchange for 1,276,500 shares of the Company's common stock.

    On February 13, 1997 Monolith acquired substantially all of the assets and the business of the Orlando Predators, a Division of Orlando Predators, Ltd. (Predators). The assets consist primarily of the Orlando Arena Football League
(AFL) membership, game and office equipment. The purchase price for the team was $2,325,000 comprised of $1,875,000 in cash, $180,000 note which is payable in February, 1998, assumption of $45,000 in commissions payable, and $225,000 of Monolith Limited Partnership interests (agent for the Company).

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 2--ACQUISITION OF PREDATORS (CONTINUED)
    The purchase price for the Predators has been allocated as follows:

AFL Membership..................................................  $1,989,860
Game equipment and system.......................................    225,721
Office equipment................................................     41,948
Prepaid expenses................................................     67,471
                                                                  ---------
    Total Purchase Price........................................  2,325,000
Monolith units..................................................   (225,000)
Note payable....................................................   (180,000)
Commissions payable.............................................    (45,000)
                                                                  ---------
Cash paid at closing............................................  $1,875,000
                                                                  ---------
                                                                  ---------

NOTE 3--ARENA FOOTBALL LEAGUE

    The AFL is a non-profit corporation, which governs the rules and conduct of each member team. Each member owns an equal percentage of the AFL and appoints one board member. A budget for AFL expenses is approved annually by the board and expenses are shared equally. Revenues from expansion membership fees are divided equally between all members and a corporation owned by the inventor (Gridiron) of the Arena Football Game. Revenues and assessments are recognized when billed by the league. Special assessments for membership repurchases are recognized in the same periods as membership expansion fees that replace them. The Company's share of the 1997 season budget is as follows:

Revenue:
  Expansion membership fees.......................................  $ 300,000
                                                                    ---------
Assessments:
  Operating assessment............................................    100,000
  Other costs.....................................................    220,000
                                                                    ---------
                                                                      320,000
                                                                    ---------
Net Assessment....................................................  $ (20,000)
                                                                    ---------
                                                                    ---------

    The Company continues to be contingently liable for its share of AFL expenses which may exceed AFL revenues.

    The AFL is a defendant to a claim for alleged damages for approximately $2,000,000. The AFL is vigorously defending this action.

    The AFL is also a party to a number of lawsuits arising in the normal course of business. In the opinion of the AFL, the resolution of those matters will not have a material adverse effect on the AFL's results of operations or financial position.

    Outcomes and expenses of litigation will be divided equally between all members. Management believes its share of the outcomes will not have a material adverse effect on the Company's results of operations or financial position.

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 3--ARENA FOOTBALL LEAGUE (CONTINUED)
    LICENSE AGREEMENT

    The AFL has licensed the right to operate the Arena Football League and the use of the Arena Football League logo, trademark and the patented game known as Arena Football from Gridiron, owner of the logo, trademark and patented game. The Company is required to pay an annual royalty to Gridiron in the amount of $20,000 as its share of license fees due to Gridiron.

NOTE 4--PREPAID EXPENSES

    Prepaid expenses consist of the following:

                                                                               MARCH 31,   SEPTEMBER 30,
                                                                                  1997         1997
                                                                               ----------  -------------
                                                                                            (UNAUDITED)
AFL assessment...............................................................  $   93,269    $  --
Professional fees............................................................      51,984       --
Sales tax....................................................................      71,000       --
Game expense.................................................................      72,597       --
Other........................................................................      45,132        1,656
                                                                               ----------       ------
                                                                               $  333,982    $   1,656
                                                                               ----------       ------
                                                                               ----------       ------

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                               MARCH 31,   SEPTEMBER 30,
                                                                                  1997         1997
                                                                               ----------  -------------
                                                                                            (UNAUDITED)
Office equipment.............................................................  $   41,948   $    63,478
Game equipment and system....................................................     225,721       226,321
                                                                               ----------  -------------
                                                                                  267,669       289,799
Less accumulated depreciation................................................        (837)      (21,505)
                                                                               ----------  -------------
                                                                               $  266,832   $   268,294
                                                                               ----------  -------------
                                                                               ----------  -------------

NOTE 6--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following:

                                                                               MARCH 31,   SEPTEMBER 30,
                                                                                  1997         1997
                                                                               ----------  -------------
                                                                                            (UNAUDITED)
Accounts payable.............................................................  $    3,304   $   124,715
Accrued salaries and payroll.................................................     143,463        25,711
                                                                               ----------  -------------
                                                                               $  146,767   $   150,426
                                                                               ----------  -------------
                                                                               ----------  -------------

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 7--NOTE PAYABLE

    In connection with the acquisition of the membership, the Company assumed a $180,000 note agreement with the seller, which is due February 1998, with interest at 1% above prime (9.25% at March 31, 1997). The outstanding balance was $90,098 and accrued interest was $1,023 at March 31, 1997. The note was paid in May, 1997.

NOTE 8--COMMON STOCK

    In March 1997 the Company issued 103,500 shares of its common stock to an individual for $49,709 in stock subscriptions receivable which were paid in May, 1997.

NOTE 9--NOTES PAYABLE, STOCKHOLDERS

    The notes payable to stockholders, bearing interest at 8% per annum, are due the earlier of December 31, 1998 or the completion of the public offering.

NOTE 10--COMMITMENTS AND CONTINGENCIES

    LOCAL MEDIA CONTRACTS

    The Company had radio and television broadcasting contracts with a local radio station and a local cable sports network. The contracts required the Company to provide certain services, goods, and game tickets in exchange for commercial time, promotional events and the right to broadcast the games. The Company is negotiating new local media contracts.

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with players, the head coach and the President of the Predators. Certain of these contracts provide for guaranteed payments which, must be paid even if the employee is injured or terminated. The player contracts are for a term of one year. If the team does not sign the player at the end of the contract, he is free to sign with another team. However, the team has the option of signing the player first. If the player refuses, he must "sit out" for one year before playing for another team.

    The President has a 42 month agreement with annual compensation ranging from $60,000 to $80,000, commission on sponsorship revenue ranging from 10% to 7%, tickets to home games and stock options to purchase 34,500 shares of the Company's common stock with an exercise price of $2.00 through July 2007.

    LEASE OBLIGATIONS

    The Company leases the Orlando Centroplex arena for all home games and the Citrus Bowl as a practice field from the City of Orlando. Lease payments are based upon the greater of a percentage of gross ticket sales or $7,500 per regular season home game. The lease was assigned from the previous owners of the team. The lease expired at the end of the 1997 season. The Company is negotiating for renewal of the lease, under new terms.

    In addition, office space is received as trade for a sponsorship from a financial institution. The total value of the office space is $50,000 and the lease is renewed annually.

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments for the year ended December 31, 1997 are $-0-.

    SELF INSURANCE

    The Company is insured for medical and disability coverage for the players. Under the terms of the policy, the Company is required to pay the first $35,000 of medical costs for each player. An insurance policy provides reimbursement up to $465,000 for each player or $1,000,000 in aggregate.

    LETTER OF CREDIT

    The Company has entered into an agreement with a financial institution for an irrevocable stand by letter of credit in the amount of $100,000. The letter of credit is required by the AFL and is available to draw upon, if necessary, by the AFL after the AFL Board of Directors has given approval. The letter of credit is guaranteed by a $100,000 certificate of deposit.

NOTE 11--SUPPLEMENTAL CASH FLOW INFORMATION

    In connection with the acquisition of the Predators, the Company executed notes payable to Monolith for $1,295,000, issued 1,380,000 shares of common stock valued at $487,796 and assumed liabilities of $1,431,285 in exchange for the following assets during the period ended March 31, 1997:

Accounts receivable.....................................................  $ 688,956
Stock subscriptions receivable..........................................     49,709
Employee receivables....................................................      5,461
Inventory...............................................................     19,985
Prepaid expenses........................................................     92,441
Property and equipment..................................................    267,669
Membership cost.........................................................  1,989,860
                                                                          ---------
                                                                          $3,114,081
                                                                          ---------
                                                                          ---------

    In addition to the above noncash transactions, during the period ended September 30, 1997, the Company exchanged notes payable to stockholders of $212,828 and the receivable for the stock subscription agreement of $49,709, for the payment of the note payable and accrued interest to the former owners of the team of $92,537 and the Company reduced the note payable, stockholders by $170,000.

NOTE 12--SUBSEQUENT EVENTS THROUGH SEPTEMBER 5, 1997

    LETTER OF INTENT

    On June 16, 1997 the Company entered into a letter of intent with an underwriter to sell 450,000 units of the Company's securities at $10.00 per unit. Each unit consists of two shares of common stock and one common stock purchase warrant to purchase an additional share of common stock at $7.50 per share for a period of two years from the effective date of the offering. The warrants may be redeemed at $.01 each if the closing price of common stock equals or exceeds $7.50 per share on NASDAQ for 20 consecutive trading days.

                   THE ORLANDO PREDATORS ENTERTAINMENT, INC.

       INFORMATION AS TO THE PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 12--SUBSEQUENT EVENTS THROUGH SEPTEMBER 5, 1997 (CONTINUED)
    STOCK SPLIT

    In June 1997, the Board of Directors approved a 1,380 for 1 forward stock split. All financial information and per share data has been restated to reflect this event.

    STOCK OPTION PLAN

    Effective April 1, 1997, the Company's board of directors adopted the Stock Option Plan under which 150,000 shares of the Company's common stock were reserved for issuance at prices not less than fair market value on the date of grant. The board may grant options to key management employees, officers, directors and consultants.

    Through September 5, 1997, 138,000 options were issued to key management employees and directors. The options are exercisable for a period of three years at $2.00 per share.

    EMPLOYMENT AGREEMENTS

    The Company has entered into various employment agreements with the players and management. The compensation, granted number of stock options, and terms vary among the contracts.

NOTE 13--EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

    In November 1997, the Company issued 1,380,000 shares of Class A Common Stock and 1,000 shares of Class B Common Stock in exchange for the 1,380,000 shares of outstanding common stock and $5,000 in cash.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Orlando Predators, Ltd.
Orlando, Florida

    We have audited the accompanying balance sheet of the Orlando Predators, a Division of Orlando Predators, Ltd. as of December 31, 1996 and the related statements of operations, changes in Division Equity (Deficit) and cash flows for each of the years in the two year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Orlando Predators, a Division of Orlando Predators, Ltd. as of December 31, 1996 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          AJ. ROBBINS, P.C.
                                          CERTIFIED PUBLIC ACCOUNTANTS
                                            AND CONSULTANTS

Denver, Colorado
May 30, 1997

                               ORLANDO PREDATORS

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash............................................................................  $   1,337
  Accounts receivable.............................................................     15,000
  Inventory.......................................................................     20,000
  Receivable from employees.......................................................      5,456
  Prepaid expenses................................................................     39,943
                                                                                    ---------
    Total Current Assets..........................................................     81,736
PROPERTY AND EQUIPMENT, at cost, net..............................................     96,854
MEMBERSHIP COST, net..............................................................    320,719
                                                                                    ---------
                                                                                    $ 499,309
                                                                                    ---------
                                                                                    ---------
                             LIABILITIES AND DIVISION (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...........................................  $ 300,289
  Accounts payable, related parties...............................................     27,621
  Due to League...................................................................      7,394
  Deferred revenue................................................................    397,009
                                                                                    ---------
    Total Current Liabilities.....................................................    732,313

COMMITMENTS AND CONTINGENCIES

DIVISION (DEFICIT)................................................................   (233,004)
                                                                                    ---------
                                                                                    $ 499,309
                                                                                    ---------
                                                                                    ---------

                 See Accompanying Notes to Financial Statements

                               ORLANDO PREDATORS

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                            1996          1995
                                                                                        ------------  ------------
REVENUES:
  Ticket revenues.....................................................................  $  1,871,039  $  1,578,115
  Play-off game revenue sharing.......................................................        40,000       120,000
  Local television and radio broadcast rights.........................................        89,682        75,528
  Advertising and promotions..........................................................       792,320       554,421
  Advertising and promotions, related parties.........................................        43,899        57,000
  League revenue......................................................................        17,783       182,060
  Other...............................................................................        34,660        84,453
                                                                                        ------------  ------------
    Total Revenues....................................................................     2,889,383     2,651,577
                                                                                        ------------  ------------
COSTS AND EXPENSES:
  Operations..........................................................................     2,180,734     2,181,229
  Operations, related party...........................................................        13,023        50,653
  Selling and promotional expenses....................................................       443,405       374,056
  League assessments..................................................................       151,379       153,799
  General and administrative..........................................................       606,222       517,768
  General and administrative, related party...........................................        19,415       --
  Amortization........................................................................        10,175         9,775
  Depreciation........................................................................        29,662        25,807
                                                                                        ------------  ------------
    Total Costs and Expenses..........................................................     3,454,015     3,313,087
                                                                                        ------------  ------------
OPERATING (LOSS)......................................................................      (564,632)     (661,510)
                                                                                        ------------  ------------
OTHER INCOME:
  Interest............................................................................         3,325         7,915
  Other...............................................................................       --                 89
                                                                                        ------------  ------------
    Total Other Income................................................................         3,325         8,004
                                                                                        ------------  ------------
NET (LOSS)............................................................................  $   (561,307) $   (653,506)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                 See Accompanying Notes to Financial Statements

                               ORLANDO PREDATORS

               STATEMENTS OF CHANGES IN DIVISION EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

Balance, December 31, 1994.......................................................  $ 126,260
Net (loss).......................................................................   (653,506)
Contributions....................................................................     26,350
Distributions....................................................................     (1,015)
                                                                                   ---------
Balance, December 31, 1995.......................................................   (501,911)
Net (loss).......................................................................   (561,307)
Contributions....................................................................    835,398
Distributions....................................................................     (5,184)
                                                                                   ---------
Balance, December 31, 1996.......................................................  $(233,004)
                                                                                   ---------
                                                                                   ---------

                 See Accompanying Notes to Financial Statements

                               ORLANDO PREDATORS

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                             1996         1995
                                                                                          -----------  -----------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
  Net (loss)............................................................................  $  (561,307) $  (653,506)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.......................................................       39,837       35,582
    Changes in assets and liabilities:
      Accounts receivable...............................................................       (8,999)      44,082
      Inventory.........................................................................      --            13,724
      Prepaid expenses..................................................................       64,454      (40,945)
      Due from League...................................................................      (26,395)      78,805
      Other assets......................................................................        2,436       (2,091)
      Accounts payable and accrued expenses.............................................      (26,500)      70,371
      Deferred revenue..................................................................     (302,458)     270,939
                                                                                          -----------  -----------
        Net Cash (Used) by Operating Activities.........................................     (818,932)    (183,039)
                                                                                          -----------  -----------
CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
  Purchase of equipment.................................................................      (14,920)     (38,701)
                                                                                          -----------  -----------
CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Contributions to the Division.........................................................      835,398       26,350
  Distributions from the Division.......................................................       (5,184)      (1,015)
                                                                                          -----------  -----------
        Net Cash Provided From Financing Activities.....................................      830,214       25,335
                                                                                          -----------  -----------
(DECREASE) IN CASH......................................................................       (3,638)    (196,405)
CASH, beginning of period...............................................................        4,975      201,380
                                                                                          -----------  -----------
CASH, end of period.....................................................................  $     1,337  $     4,975
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                 See Accompanying Notes to Financial Statements

                               ORLANDO PREDATORS

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

NOTE 1--ORGANIZATION

    The Orlando Predators, Ltd., a Florida limited partnership, was formed in April, 1991. The Orlando Predators, a Division of the Orlando Predators, Ltd. (Predators) is a professional Arena Football team located in Orlando, Florida.

    During 1991, the Partners entered into a License and Membership Agreement with the Arena Football League (AFL) for the expansion team in Orlando. (See
Note 3).

    On January 14, 1997, Orlando Predators, Ltd. entered into an agreement with Monolith Limited Partnership to sell the membership for $1,875,000 in cash, $180,000 note payable and $225,000 of Monolith Limited Partnership interests and assumption of $45,000 of liabilities.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    Cash and equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

    INVENTORY

    Inventory consists of team merchandise available for sale. Inventory is stated at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation expense is provided on a straight-line basis using the estimated useful lives of 5-10 years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is credited or charged to operations. Depreciation expense for the years ended December 31, 1996 and 1995 was $29,662 and $25,807, respectively.

    MEMBERSHIP COST

    The AFL membership cost of $375,000 is being amortized on a straight-line basis over 40 years. Amortization expense for each of the years ended December 31, 1996 and 1995 was $9,425.

    Management continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of the membership cost may warrant revision or that the remaining balance of the asset may not be recoverable. If factors indicate that the membership cost may be impaired, management uses an estimate of the remaining value of the membership rights in measuring whether the asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period as required under the provisions of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets".

    FOOTBALL OPERATIONS

    Revenues, principally ticket sales and television and radio broadcasting fees are recorded as revenues at the time the related game is played. The Predators are entitled to keep all gate receipts from home

                               ORLANDO PREDATORS

                           DECEMBER 31, 1996 AND 1995

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) games but do not share in the gate receipts from away games. Team expenses (principally players and coaches salaries, fringe benefits, insurance, game expenses, arena rentals and travel) are recorded as expenses on the same basis. Accordingly, income and expenses not earned or incurred are recorded as deferred revenues and prepaid expenses, and amortized ratably as regular season games are played. General, administrative, selling and promotional expenses are charged to operations as incurred.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Predators sell sponsorships for cash and services. In exchange, the sponsors receive advertising and various benefits to the Predator games. The value of the trade goods and services has been estimated in the accompanying financial statements. Management believes these estimates reasonably disclose the value of goods and services received.

    INCOME TAXES

    The Division is not subject to income taxes. Accordingly, no income tax provision or benefit has been recognized in the accompanying financial statements.

    CONCENTRATIONS OF CREDIT RISK

    The risk associated with accounts receivable is limited due to accounts receivable transactions arising from sponsorship contracts which have a history of performance. The supply of talented players is limited due to the competitive nature with other professional football leagues.

    The Predators maintain all cash in deposit accounts, which at times may exceed federally insured limits. The Predators have not experienced a loss in such accounts.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    Effective January 1, 1995 the Predators adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" (SFAS 121). The Statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The adoption of SFAS 121 had no material impact on the Predators financial position.

                               ORLANDO PREDATORS

                           DECEMBER 31, 1996 AND 1995

NOTE 3--ARENA FOOTBALL LEAGUE

    The AFL is a non-profit corporation, which governs the rules and conduct of each member team. Each member owns an equal percentage of the AFL and appoints one board member. A budget for AFL expenses is approved annually by the board and expenses are shared equally. Revenues from expansion membership fees are divided equally between all members and a corporation owned by the inventor (Gridiron) of the Arena Football Game. Revenues and assessments are recognized when billed by the league. Special assessments for membership repurchases are recognized in the same periods as membership expansion fees that replace them. The Predators share of the AFL revenues and assessments are as follows at December 31,:

                                                                          1996         1995
                                                                       -----------  ----------
Revenue:
  Expansion membership fees..........................................  $    17,783  $  182,060
                                                                       -----------  ----------
Assessments:
  Operating assessment...............................................      125,000     125,000
  Other costs........................................................       26,379      28,799
                                                                       -----------  ----------
                                                                           151,379     153,799
                                                                       -----------  ----------
Net Revenue (Assessment).............................................  $  (133,596) $   28,261
                                                                       -----------  ----------
                                                                       -----------  ----------

    The Predators continue to be contingently liable for their share of AFL expenses which may exceed AFL revenues. The Company continues to be contingently liable for its share of AFL expenses which may exceed AFL revenues. As of May 30, 1997, the Predators are contingently liable for approximately $90,000 for other team membership purchases.

    The AFL is a defendant to a claim for alleged damages for approximately $2,000,000. The AFL is vigorously defending this action.

    The AFL is also a party to a number of lawsuits arising in the normal course of business. In the opinion of the AFL, the resolution of those matters will not have a material adverse effect on the AFL's results of operations or financial position.

    Outcomes and expenses of litigation will be divided equally between all members. Management believes its share of the outcomes will not have a material adverse effect on the Predators results of operations or financial position.

    LICENSE AGREEMENT

    The AFL has licensed the right to operate the Arena Football League and the use of the Arena Football League logo, trademark and the patented game known as Arena Football from Gridiron, owner of the logo, trademark and patented game. The Predators are required to pay an annual royalty to Gridiron in the amount of $20,000 as its share of license fees due to Gridiron.

                               ORLANDO PREDATORS

                           DECEMBER 31, 1996 AND 1995

NOTE 4--PREPAID EXPENSES

    Prepaid expenses consist of the following at December 31, 1996:

AFL assessment.....................................................  $  21,000
Professional fees..................................................      8,195
Sales tax..........................................................      4,600
Insurance..........................................................      2,025
Other..............................................................      4,123
                                                                     ---------
                                                                     $  39,943
                                                                     ---------
                                                                     ---------

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1996:

Office equipment.................................................  $  77,041
Game equipment and system........................................    126,887
                                                                   ---------
                                                                     203,928
Less accumulated depreciation....................................   (107,074)
                                                                   ---------
                                                                   $  96,854
                                                                   ---------
                                                                   ---------

NOTE 6--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following at December 31, 1996:

Accounts payable trade............................................  $ 252,290
Accrued salary and payroll taxes..................................     47,999
                                                                    ---------
                                                                    $ 300,289
                                                                    ---------
                                                                    ---------

NOTE 7--COMMITMENTS AND CONTINGENCIES

    LOCAL MEDIA CONTRACTS

    The Predators have radio and television broadcasting contracts with a local radio station and a local cable sports network. The contracts require the Predators to provide certain services, goods, and game tickets in exchange for commercial time, promotional events and the right to broadcast the games.

    EMPLOYMENT AGREEMENTS

    The Predators have employment agreements with players, the head coach and the vice president of the team. Certain of these contracts provide for guaranteed payments, which must be paid even if the employee is injured or terminated. The player contracts are for a term of one-year. If the team does not sign the player at the end of the contract he is free to sign with another team. However, the team has the option of signing the player first. If the player refuses, he must "sit out" for one year before playing for another team. The coach has a one-year agreement for $70,000 with bonuses based on the number of

                               ORLANDO PREDATORS

                           DECEMBER 31, 1996 AND 1995

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED) winning games and play-off participation and contains a covenant not to compete for a period of one year after termination of employment. The vice president has a two-year agreement for $60,000, 10% commission on sponsorship revenue and bonuses based on play-off participation.

    LEASE COMMITMENTS

    The Predators are committed under a lease with the City of Orlando to lease the Orlando Centroplex Arena for all home games and the Citrus Bowl as a practice field. Lease payments are based upon the greater of a percentage of gross ticket sales or $7,500 per regular season game. The lease expires at the end of the 1997 season.

    In addition, the office space is received as trade for a sponsorship from a financial institution. The total value of the office space is $50,000 and the lease is renewed annually.

    Future minimum lease payments for the year ended December 31, 1997 are $52,500.

    SELF INSURANCE

    The Company is insured for medical and disability coverage for the players. Under the terms of the policy, the Company is required to pay the first $35,000 of medical costs for each player. An insurance policy provides reimbursement up to $465,000 for each player or $1,000,000 in aggregate.

    LETTER OF CREDIT

    The Predators have entered into an agreement with a financial institution for a letter of credit in the amount of $100,000. The letter of credit is required by the League and is available to the League to draw upon, if necessary, but only after the AFL Board of Directors has given approval. The letter of credit was personally guaranteed by the partners of Orlando Predators, Ltd.

NOTE 8--RELATED PARTY TRANSACTIONS

    In addition to transactions with related parties discussed throughout the notes to the financial statements, the following related party transactions have occurred:

    SPONSORSHIP REVENUE

    During the years ended December 31, 1996 and 1995, the Predators received revenue in the form of sponsorships from certain limited partners in the amounts of $43,899 and $57,000, respectively.

    COSTS OF SPONSORSHIP

    During the years ended December 31, 1996 and 1995, the Predators incurred expenses related to sponsorship revenue received from certain limited partners in the amounts of $3,625 and $16,113, respectively.

                               ORLANDO PREDATORS

                           DECEMBER 31, 1996 AND 1995

NOTE 8--RELATED PARTY TRANSACTIONS (CONTINUED)
    MEDICAL EXPENSES

    The Predators incurred medical expenses for treatment of player and/or employee medical conditions from certain limited partners. During the years ended December 31, 1996 and 1995, such expenses totaled $9,398 and $34,540, respectively.

    LEGAL EXPENSES

    During the year ended December 31, 1996, the Predators incurred legal expenses from certain limited partners in the amount of $19,415.

                               [Picture of Flame]

                     PLAYOFFS: 1992, 1993, 1994, 1995, 1996

                  REGULAR SEASON FRANCHISE WIN PERCENTAGE .720

                            ARENA BOWL APPEARANCES:

                                 ARENA BOWL VI

                                 ARENA BOWL VII

                                 ARENA BOWL IX

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
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
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Dilution..................................................................   12
Capitalization............................................................   13
Use of Proceeds...........................................................   14
Selected Financial Data...................................................   15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   16
Arena Football............................................................   18
Business..................................................................   23
Management................................................................   28
Principal Stockholders....................................................   32
Selling Stockholders......................................................   32
Certain Transactions......................................................   33
Description of Securities.................................................   34
Underwriting..............................................................   38
Legal Matters.............................................................   40
Experts...................................................................   40
Available Information.....................................................   40
Index to Financial Statements.............................................  F-1

    UNTIL JANUARY 4, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                 550,000 UNITS

                             THE ORLANDO PREDATORS
                              ENTERTAINMENT, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         FIRST MIDWEST SECURITIES, INC.

                          BERRY-SHINO SECURITIES, INC.

                             ---------------------

                               DECEMBER 10, 1997

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